As filed with the Securities and Exchange Commission on November 23, 2004

Registration No. 333-120330

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INVITROGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2836	33-0373077
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1600 Faraday Avenue

Carlsbad, California 92008

(760) 603-7200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GREGORY T. LUCIER

1600 Faraday Avenue

Carlsbad, California 92008

(760) 603-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey T. Baglio, Esq. Paul B. Johnson, Esq. Gray Cary Ware & Freidenrich LLP 4365 Executive Drive, Suite 1100 San Diego, CA 92121-2133	Peter R. Douglas, Esq. Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus may change. We may not complete the exchange offers and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer is not permitted.

Prospectus

SUBJECT TO AMENDMENT, DATED NOVEMBER 23, 2004

Invitrogen Corporation

Offer to Exchange

2.0% Convertible Senior Notes due 2023

and an Exchange Fee

and

Offer to Exchange

1.5% Convertible Senior Notes due 2024

and an Exchange Fee

The Exchange Offer:

•	The expiration time of the exchange offers is midnight, New York City time, on December 8, 2004, unless extended.

•	We will issue up to $350,000,000 aggregate principal amount of 2.0% Convertible Senior Notes due 2023 (the “New 2.0% Notes”) in exchange for any and all outstanding 2.0% Convertible Senior Notes due 2023 (the “Existing 2.0% Notes”), that are validly tendered and not validly withdrawn prior to the expiration of the exchange offers.

•	We will issue up to $450,000,000 aggregate principal amount of 1.5% Convertible Senior Notes due 2024 (the “New 1.5% Notes” and, together with the New 2.0% Notes, the “New Notes”) in exchange for any and all outstanding 1.5% Convertible Senior Notes due 2024 (the “Existing 1.5% Notes” and, together with the Existing 2.0% Notes, the “Existing Notes”), that are validly tendered and not validly withdrawn prior to the expiration of the exchange offers.

•	Upon completion of the applicable exchange offer, each $1,000 principal amount of Existing 2.0% Notes that is validly tendered and not validly withdrawn will be exchanged for $1,000 principal amount of New 2.0% Notes and an exchange fee of $2.50 and each $1,000 principal amount of Existing 1.5% Notes that is validly tendered and not validly withdrawn will be exchanged for $1,000 principal amount of New 1.5% Notes and an exchange fee of $2.50.

•	Tenders of Existing Notes may be withdrawn at any time before midnight on the expiration date of the exchange offers.

•	As explained more fully in this prospectus, the exchange offers are subject to customary conditions, which we may waive.

The New Notes:

•	The terms of the New Notes are substantially identical to the Existing Notes, except for the following modifications:

•	Net Share Settlement. The New Notes will require us to settle all conversions for a combination of cash and shares, if any, in lieu of only shares. Cash paid will equal the lesser of the principal amount of the New Notes and their conversion value. Shares of our common stock will be issued to the extent that the conversion value exceeds the principal amount of the New Notes.

•	Repurchase at Option of Holders. The New Notes will require us to pay only cash (in lieu of shares or a combination of cash and shares) when we repurchase the New Notes at the option of the holder.

Our common stock is quoted on the Nasdaq National Market under the symbol “IVGN.”

See “ Risk Factors” beginning on page 11 to read about factors you should consider before tendering your Existing Notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Exclusive Dealer Manager

Banc of America Securities LLC

The date of this exchange offer prospectus is                     , 2004.

You should only rely on the information contained or incorporated by reference in this prospectus. Neither we nor the dealer manager has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus only and that information contained in any document incorporated by reference in this prospectus is only accurate as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED NOR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO INVITROGEN CORPORATION, 1600 FARADAY AVENUE, CARLSBAD, CALIFORNIA 92008, ATTENTION: INVESTOR RELATIONS, OR MADE BY TELEPHONE AT (760) 603-7200.

IN ORDER FOR YOUR TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER, WE SHOULD RECEIVE YOUR REQUEST NO LATER THAN DECEMBER 1, 2004. SEE “AVAILABLE INFORMATION.”

i

SUMMARY

This summary highlights certain important information regarding our business and this offering. We have incorporated certain financial and other information in this prospectus by reference. This summary may not contain all the information that may be important to you. You should carefully read this entire prospectus, especially the section entitled “Risk Factors,” as well as any supplemental material and any documents that are incorporated by reference. Unless the context requires otherwise, references to “Invitrogen,” “we,” “our,” “us,” and similar terms refer to Invitrogen Corporation and its consolidated subsidiaries.

Invitrogen Corporation

We are a leading supplier of kits, reagents, sera and cell media and informatics software for life sciences research, drug discovery, and the production of biopharmaceuticals with $649 million of sales in 2002 and $778 million of sales in 2003. We offer a full range of products that enable researchers to understand the molecular basis of life and potential mechanisms of disease, as well as identify attractive targets for drug development. Our products are also used to support the clinical development and commercial production of biopharmaceuticals. Our principal executive offices are located at 1600 Faraday Avenue, Carlsbad, California 92008. Our telephone number is (760) 603-7200.

Our target markets

The principal markets for our products include the life sciences research market and the biopharmaceutical production market. The life sciences research market consists of laboratories generally associated with universities, medical research centers, government institutions, and other research institutions as well as biotechnology, pharmaceutical, energy, agricultural and chemical companies. Life sciences researchers use our reagents and informatics to perform a broad range of experiments in the laboratory.

The biopharmaceutical production market consists of biotechnology and pharmaceutical companies that use sera and media for the production of clinical and commercial quantities of biopharmaceuticals. Biopharmaceuticals include interferons, interleukins, t-PA and monoclonal antibodies. The selection of sera and media generally occurs early in the clinical process and continues through commercialization. Other industries consume sera and media for the commercial production of genetically engineered products including food processing and agricultural industries.

Our strategy

Our objective is to provide essential life science technologies for disease research, drug discovery and commercial bioproduction. Our strategies to achieve this objective include:

•	New Product Innovation and Development

•	Developing innovative new products. We place a great emphasis on internally developing new technologies for the life sciences research and biopharmaceutical production markets. A significant portion of our growth and current revenue base has been created by the application of technology to accelerate the drug discovery process of our customers. We expect to increase research and development spending as a percentage of sales over the next several quarters and to focus new product development on three critical technology areas:

•	Protein production, purification and characterization;

•	Biochemical and cell based assays; and

•	Labeling and detection, particularly in proteomics.

•	In-licensing technologies. We actively and selectively in-license new technologies, which we modify to create high value kits, many of which address bottlenecks in the research or drug discovery laboratories. We have a dedicated group of individuals that is focused on in-licensing technologies from academic and government institutions, as well as biotechnology and pharmaceutical companies.

•	Acquisitions. We actively and selectively seek to acquire and integrate companies with complementary products and technologies, trusted brand names, strong market positions, and strong intellectual property positions. We have acquired several companies since we became a public company in 1999. Our most significant acquisitions include Life Technologies, BioReliance, Molecular Probes, PanVera, NOVEX and Research Genetics.

Our recent significant acquisitions include:

•	Our February 6, 2004, acquisition of all outstanding shares of common stock of BioReliance Corporation. BioReliance is a leading contract service organization providing testing, development and manufacturing services for biologic-based drugs to biotechnology and pharmaceutical companies worldwide. The results of operations of BioReliance are included in our consolidated financial statements in the BioProduction segment from the date of acquisition.

•	Our August 20, 2003, acquisition of all outstanding shares of common stock of Molecular Probes, Inc., a privately-held corporation based in Eugene, Oregon. Molecular Probes is a provider of fluorescence-based technologies for use in labeling molecules for biological research and drug discovery. The results of operations of Molecular Probes are included in our consolidated financial statements in the BioDiscovery segment from the date of acquisition.

•	Our March 28, 2003, acquisition of products and technology rights from PanVera LLC, a wholly-owned subsidiary of Vertex Pharmaceuticals, Inc. Based in Madison, Wisconsin, our PanVera business provides products and services that are designed to accelerate the discovery of new medicines by the pharmaceutical and biopharmaceutical industries. Through this transaction, we have acquired PanVera’s biochemical and cellular assay capabilities and its commercial portfolio of proprietary reagents, probes and proteins. As part of the transaction, we have also acquired PanVera’s research, development and manufacturing facility in Madison. We plan to expand the sale of Pan Vera products to target a broader market, including academic and government researchers. The results of operations of PanVera are included in our consolidated financial statements in the BioDiscovery segment from the date of acquisition.

•	Leverage of Existing Sales and Distribution Network

•	Multi-national sales footprint. We have developed what we consider to be a world-class sales and distribution network with sales in approximately seventy countries throughout the world. Our sales force is highly-trained, with many of our sales-people possessing degrees in molecular biology, biochemistry or related fields. We believe our sales force has a proven track record for selling and distributing our products, and we expect to leverage this capacity to increase sales of our existing, newly developed and acquired products.

•	High customer satisfaction. Our sales, marketing, customer service and technical support staffs work well together to provide our customers exceptional service for our products, and we have been highly rated in customer satisfaction surveys. We expect to take advantage of this strength to attract new customers.

•	Rapid product delivery. We have the ability to ship typical orders on a same-day or next-day basis. We intend to use this ability to provide convenient service to our customers to generate additional sales.

Our products and services

Our biodiscovery product segment supplies a full range of reagents, kits and informatics to enable scientists to isolate, amplify, purify, identify, and characterize genes and their related proteins. Our kits comprise all the reagents necessary to perform a specific experiment and are optimized to simplify and improve the reliability and yield of such experiment. Scientists use our reagents and kits to elucidate the molecular basis of disease, identify disease targets for drug discovery, and understand the therapeutic mechanism of a drug.

Our bioproduction segments supply a full range of mammalian sera, cell and tissue culture media, and reagents. These products provide the physiological conditions and nutrients necessary for cells to grow outside their native environment. Pharmaceutical and biotechnology companies use our products to support cells and organisms utilized in the production of biopharmaceuticals. Scientists in academic, government, and industrial laboratories also use our products to support cells utilized in research. In addition, we offer bioproduction services that evaluate products to ensure that they are free of disease-causing agents or do not cause adverse effects, characterize products’ chemical structures, develop formulations for long-term stability and validate purification process under regulatory guidelines.

Sales and marketing

We sell most of our products through our own sales force, and the remaining products are sold through agents or distributors. We currently market our products directly in over 24 countries throughout the world and sell through distributors or agents in approximately 45 additional countries. These independent distributors may also market research products for other companies, including some products that are competitive with our offerings. As of December 31, 2003, we employed approximately 930 people in our sales and marketing group.

We were incorporated in 1989 under the laws of California and were reincorporated in 1997 under the laws of Delaware. Our principal executive offices are located at 1600 Faraday Avenue, Carlsbad, California 92008. Our telephone number is (760) 603-7200. Our website address is www.invitrogen.com. Our website is not part of this prospectus.

Recent Developments

On October 13, 2004, David Hoffmeister joined us as our Chief Financial Officer, Senior Vice President, Finance. The Company’s prior Chief Financial Officer, C. Eric Winzer, resigned that position effective the same date. Mr. Hoffmeister has held various positions for the past 20 years with McKinsey & Company, most recently since 1997 as a Director. Prior to joining McKinsey, Mr. Hoffmeister held financial positions at GTE and W.R. Grace. Mr. Hoffmeister received a BS, economics and business, from the University of Minnesota, and an MBA from the University of Chicago. Mr. Hoffmeister is 50 years old.

On July 22, 2004, Ronald Matricaria joined our board of directors. Mr. Matricaria is the former Chairman and CEO of St. Jude Medical, Inc. Previously, Mr. Matricaria spent 23 years with Eli Lilly, including as the CEO of its subsidiary Cardiac Pacemakers, Inc. Mr. Matricaria received a bachelors degree from Massachusetts College of Pharmacy. Mr. Matricaria serves on the board of directors of Cyberonics, Inc., VistaCare, Inc., Cardio Dynamics, Inc. and is Chairman of the board of Haemonetics., Inc. Mr. Matricaria is 62 years old.

The Exchange Offers

We have summarized the terms of the exchange offers in this section. Before you decide whether to tender your Existing Notes in these offers, you should read the detailed description of the offers under “The Exchange Offers” for further information.

Purpose of the exchange offers

The purpose of the exchange offers is to include a net share settlement feature in our convertible debt obligations. The net share settlement feature allows us to satisfy our obligation due upon conversion to holders of the New Notes in cash for a portion of the conversion obligation, reducing the share dilution associated with conversion of the New Notes. This feature also limits the dilutive impact of the New Notes on our diluted earnings per share. For a description of the change, see the section of this prospectus entitled “—Summary of Certain Differences between the Existing Notes and the New Notes.”

By committing to pay a portion of the consideration in cash upon conversion of the New Notes, we will account for the New Notes under the treasury stock equivalent method. Under this method in each reporting period, our diluted shares outstanding will reflect only the shares issuable to settle the notes assuming conversion at period-end. For a more detailed description of the net share settlement feature, see “Description of the New 2.0% Notes—Conversion Procedures—Conversion consideration” and “Description of the New 1.5% Notes—Conversion Procedures—Conversion consideration.”

Terms of the exchange offers

We are offering to exchange $1,000 principal amount of New 2.0% Notes and an exchange fee of $2.50 for each $1,000 principal amount of Existing 2.0% Notes accepted for exchange. We are also offering to exchange $1,000 principal amount of New 1.5% Notes and an exchange fee of $2.50 for each $1,000 principal amount of Existing 1.5% Notes accepted for exchange. You may tender all, some or none of your Existing Notes.

Deciding whether to participate in the exchange offers

Neither we nor our officers or directors make any recommendation as to whether you should tender or refrain from tendering all or any portion of your Existing Notes in the exchange offers. Further, no person has been authorized to give any information or make any representations other than those contained herein and, if given or made, such information or representations must not be relied upon as having been authorized. You must make your own decision whether to tender your Existing Notes in the exchange offers and, if so, the aggregate amount of Existing Notes to tender. You should read this prospectus and the letter of transmittal and consult with your advisers, if any, to make that decision based on your own financial position and requirements.

Expiration date; extension; termination

The exchange offers and withdrawal rights will expire at midnight, New York City time, on December 8, 2004, or any subsequent time or date to which the exchange offers are extended. We may extend the expiration date or amend any of the terms or conditions of the exchange offers for any reason. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If we extend the expiration date, you must tender your Existing Notes prior to the date identified in the press release or public announcement if you wish to participate in the exchange offers. In the case of an amendment, we will issue a press release or other public announcement. We have the right to:

•	extend the expiration date of the exchange offers and retain all tendered Existing Notes, subject to your right to withdraw your tendered Existing Notes; and

•	waive any condition or otherwise amend any of the terms or conditions of the exchange offers in any respect, other than the condition that the registration statement be declared effective.

Conditions to the exchange offers

The exchange offers are each subject to certain conditions, including that at least 75% of the aggregate principal amount of the Existing Notes subject to that exchange offer are validly tendered and not withdrawn and the registration statement and any post-effective amendment to the registration statement covering the New Notes be effective under the Securities Act. See “The Exchange Offers—Conditions for Completion of the Exchange Offers.”

Withdrawal rights

You may withdraw a tender of your Existing Notes at any time before the exchange offers expire by delivering a written notice of withdrawal to U.S. Bank National Association, the exchange agent, before the expiration date. If you change your mind, you may retender your Existing Notes by again following the exchange offer procedures before the exchange offers expire. In addition, if we have not accepted your tendered Existing Notes for exchange, you may withdraw your Existing Notes at any time after December 8, 2004.

Procedures for tendering outstanding Existing Notes

If you hold Existing Notes through a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender your Existing Notes. Tenders of your Existing Notes will be effected by book-entry transfers through The Depository Trust Company.

If you hold Existing Notes through a broker, dealer, commercial bank, trust company or other nominee, you may also comply with the procedures for guaranteed delivery.

Please do not send letters of transmittal to us. You should send letters of transmittal to U.S. Bank National Association, the exchange agent, at one of its offices as indicated under “The

Exchange Offers,” at the end of this prospectus or in the letter of transmittal. The exchange agent can answer your questions regarding how to tender your Existing Notes.

Accrued interest on Existing Notes

Interest on the New Notes will accrue from the last interest payment date on which interest was paid on such Existing Notes. Holders whose Existing Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Existing Notes.

Trading	Our common stock is traded on the NASDAQ National Market under the symbol “IVGN.”

Information agent	MacKenzie Partners, Inc.

Exchange agent	U.S. Bank National Association

Dealer manager	Banc of America Securities LLC

Risk factors	You should carefully consider the matters described under “Risk Factors,” as well as other information set forth or incorporated by reference in this prospectus and in the letter of transmittal.

Consequences of not exchanging Existing Notes

The liquidity and trading market for Existing Notes not tendered in the exchange offers could be adversely affected to the extent a significant number of the Existing Notes are tendered and accepted in the exchange offers.

Fees and expenses of the exchange offers	We estimate that the approximate total cost of the exchange offers, including the exchange fee, assuming all of the Existing Notes are exchanged for New Notes, will be $2,500,000.

Tax consequences

See “Certain United States Federal Income Tax Considerations” for a summary of certain U.S. federal income tax consequences or potential consequences that may result from: (i) the exchange of Existing Notes for New Notes, (ii) the payment of an exchange fee, and (iii) the ownership and disposition of the New Notes.

The U.S. federal income tax consequences of the exchange of Existing Notes for New Notes are not entirely clear. We will take the position that the modifications to the Existing Notes resulting from the exchange of Existing Notes for New Notes and the payment of an exchange fee should not constitute a significant modification of the terms of the Existing Notes for U.S. federal income tax purposes.

If the exchange of Existing Notes for New Notes does not constitute a significant modification of the terms of the Existing Notes for U.S. federal income tax purposes, the New Notes will be treated as a continuation of the Existing Notes with no U.S. federal income tax consequences to a holder who exchanges Existing Notes for New Notes pursuant to the exchange offers (other than with respect to the receipt of the exchange fee). By participating in the exchange offers, each holder will be deemed to have agreed pursuant to the indentures governing the New Notes to treat the exchange offers as not constituting a significant modification of the terms of the Existing Notes. If, contrary to our position, the exchange of the Existing Notes for the New Notes does constitute a significant modification to the terms of the Existing Notes, the U.S. federal income tax consequences to you could materially differ. The receipt of the exchange fee by Non-U.S. Holders (as defined below), may be subject to U.S. federal withholding tax.

CUSIP numbers	Existing 2.0% Notes (46185RAF7, 46185RAE0)

Existing 1.5% Notes (46185RAH3, 46185RAG5)

Summary of Certain Differences between the Existing Notes and the New Notes

A summary of certain differences between the Existing 2.0% Notes and New 2.0% Notes and between the Existing 1.5% Notes and New 1.5% Notes is set forth in the table below. The table below is qualified in its entirety by the information contained in this prospectus and the documents governing the Existing 2.0% Notes, the New 2.0% Notes, the Existing 1.5% Notes, and the New 1.5% Notes, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. For a more detailed description of the New 2.0% Notes, see “Description of the New 2.0% Notes.” For a more detailed description of the New 1.5% Notes, see “Description of the New 1.5% Notes.”

	Existing 2.0% Notes	New 2.0% Notes
Notes offered	$350,000,000 aggregate principal amount of Existing 2.0% Notes.	Up to $350,000,000 aggregate principal amount of New 2.0% Notes.
Settlement upon conversion	Upon conversion of Existing 2.0% Notes, we will deliver a specified number of shares of our common stock (other than cash payments for fractional shares).

Upon conversion of the New 2.0% Notes, we will deliver, in respect of each $1,000 of principal amount of New 2.0% Notes:

•   cash in an amount equal to the lesser of (1) $1,000 and (2) the “conversion value,” which is equal to (a) the applicable conversion rate, multiplied by (b) the average of the closing sale price of our common stock on each of the ten consecutive trading days in the applicable conversion reference period, calculated as described under “Description of the New 2.0% Notes—Conversion Procedures—Conversion consideration;” and

•   if our sale price exceeds the conversion price during the “applicable conversion reference period,” a number of shares of our common stock (the “net shares”) equal to the sum of the daily share amounts, calculated as described under “Description of the New 2.0% Notes—Conversion Procedures—Conversion consideration.”
Repurchase at the option of holders on specified dates

	We will pay the repurchase price for any Existing 2.0% Notes submitted for repurchase by us on August 1, 2010 in cash. We may elect to pay the repurchase price for any Existing 2.0% Notes submitted for repurchase by us on August 1, 2013 and August 1, 2018 in cash, in shares of our common stock or a combination of shares and cash.	We will only pay the repurchase price for any New 2.0% Notes submitted for repurchase by us on any of the three specified dates in cash.

	Existing 1.5% Notes	New 1.5% Notes
Notes offered	$450,000,000 aggregate principal amount of Existing 1.5% Notes.	Up to $450,000,000 aggregate principal amount of New 1.5% Notes.
Settlement upon conversion	Upon conversion of Existing 1.5% Notes, we will deliver a specified number of shares of our common stock (other than cash payments for fractional shares).

Upon conversion of the New 1.5% Notes, we will deliver, in respect of each $1,000 of principal amount of New 1.5% Notes:

•   cash in an amount equal to the lesser of (1) $1,000 and (2) the “conversion value,” which is equal to (a) the applicable conversion rate, multiplied by (b) the average of the closing sale price of our common stock on each of the ten consecutive trading days in the applicable conversion reference period, calculated as described under “Description of the New 1.5% Notes—Conversion Procedures—Conversion consideration;” and

•   if our sale price exceeds the conversion price during the “applicable conversion reference period,” a number of shares of our common stock (the “net shares”) equal to the sum of the daily share amounts, calculated as described under “Description of the New 1.5% Notes—Conversion Procedures—Conversion consideration.”

Summary Consolidated Financial Data

The following summary consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Annual Report on Form 10-K for 2003 filed on March 3, 2004, and in our Quarterly Report on Form 10-Q filed on November 5, 2004, as well as the notes to the financial statements presented in each, which are all incorporated by reference into this prospectus.

	Years ended December 31,						Nine months ended September 30,
	2003(1)	2002(2)	2001	2000(3)	1999		2004		2003
	(In thousands, except per share data)
Revenues	$777,738	$648,597	$629,290	$246,195	$92,945		$761,616		$569,968
Gross Profit	469,349	378,699	343,588	121,498	59,938		445,223		347,846
Net income (loss)	60,130	47,667	(147,666)	(54,326)	9,236		58,361		47,541
Earnings (loss) per common share:
Basic	$1.19	$0.91	$(2.81)	$(1.80)	$0.52	(4)	$1.13		$0.95
Diluted	$1.17	$0.90	$(2.81)	$(1.80)	$0.46	(4)	$1.09		$0.94
Current Assets	1,287,344	968,451	1,204,469	671,749	130,397		1,290,776		1,185,048
Noncurrent Assets	1,878,345	1,646,515	1,462,743	1,697,466	26,379		2,255,947		1,943,425
Current Liabilities	125,693	140,955	126,582	153,028	18,348		183,251		139,043
Noncurrent Liabilities	1,233,149	827,898	867,145	432,851	7,763		1,513,115		1,235,493
Convertible debt	1,022,500	672,500	672,500	172,500	—		1,300,000		1,022,500
Long-term obligations, less current portion	15,471	2,033	3,530	6,703	7,324		20,904		15,404
Total stockholders’ equity	1,806,847	1,642,610	1,671,078	1,778,397	130,665		1,850,357		1,753,937
Ratio of earnings to fixed charges	3.8	3.7	— (5)	— (5)	14.5		3.5	(6)	4.2
Book Value Per Share	$35.16	$32.87	$31.53	$34.26	$5.82		$36.19		$34.46

(1)	2003 includes the results of operations of the PanVera business and Molecular Probes, Inc. as of March 28, 2003 and August 20, 2003, the respective dates of the acquisitions, which affects the comparability of the presented financial data. During 2003, we also completed other acquisitions that were not material and their results of operations have been included in our consolidated financial statements from their respective dates of acquisition.
(2)	2002 includes the results of operations of InforMax, Inc. as of December 6, 2002, the date of the acquisition, which affects the comparability of the presented financial data. Includes the adoption of Statement of Financial Accounting Standard No. 142 which eliminates further amortization of goodwill.
(3)	2000 includes the results of operations of Life Technologies from September 14, 2000, the date of acquisition, which affects the comparability of the presented financial data.
(4)	1999 includes a $1.0 million adjustment for the beneficial conversion feature related to convertible preferred stock.
(5)	For the years ended December 31, 2001 and 2000, earnings were insufficient to cover fixed charges by $138.0 million and $54.6 million, respectively. Earnings are defined as income (loss) before provision for income taxes and minority interest plus Fixed Charges less minority interest in pre-tax income of subsidiaries that have not incurred Fixed Charges. Fixed Charges are defined as the sum of interest expensed plus amortized capitalized expenses related to indebtedness plus an estimate of the interest within rental expense.
(6)	Includes $6.8 million in fixed charges incurred during the three months ended March 31, 2004, on the early retirement of our $172.5 million in principal amount 5 1/2% convertible notes. The $6.8 million amount is comprised of $4.1 million for the call premium and $2.7 million for the write-off of unamortized deferred financing costs.

RISK FACTORS

An investment in the notes involves the following risks. You should carefully consider these risks, together with other matters described in this prospectus, or incorporated into this prospectus by reference, before you agree to the Exchange. If any of the following risks occurs, our business, financial condition or operating results could be harmed. In such case, the trading price of our securities could decline and you could lose all or part of your investment. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Certain statements in this prospectus (including certain of the following factors) constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.”

Risks Related to the Growth of Our Business

Failure to manage growth could impair our business.

Our business has grown rapidly. Our net revenues increased from $55.3 million in 1997 to $777.7 million in 2003. During that same period we significantly expanded our operations in the United States, Europe and Asia-Pacific. The number of our employees increased from 272 at December 31, 1996, to 3,765 at September 30, 2004.

It is difficult to manage this rapid growth, and our future success depends on our ability to implement:

•	research and product development programs;

•	sales and marketing programs;

•	manufacturing operations at an appropriate capacity;

•	customer support programs;

•	operational and financial control systems; and

•	recruiting and training programs.

Our ability to offer products and services successfully and to implement our business plan in a rapidly evolving market requires an effective planning, reporting and management process. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and to expand and train our workforce worldwide. We also need to continue to manufacture our products efficiently and to control or adjust the expenses related to research and development, marketing, sales and general and administrative activities in response to changes in revenues. If we are not successful in efficiently manufacturing our products or managing such expenses there could be an adverse impact on our earnings and the growth of our business.

Our acquisition strategy has required substantial investments in operations, product research and development, administration and sales and marketing. These are significant expenses. Our failure to manage successfully and coordinate the growth of the combined company could have an adverse impact on our revenues and profits. In addition, there is no guarantee that some of the businesses we have acquired will become profitable or remain so. Some of our acquisitions may not reach our initial expectations, which may require us to record impairment charges. These charges could result in earnings volatility.

Failure to integrate acquired businesses into our operations successfully could reduce our revenues and profits.

Since the beginning of 2000, we have made several acquisitions. Our integration of the operations of BioReliance and other acquired companies and businesses will continue to require significant efforts, including the coordination of information technologies, research and development, sales and marketing, manufacturing and finance. We may find it difficult to integrate fully the operations of these acquired companies and businesses.

Our U.S. headquarters are located in Carlsbad, California. We also have significant operations in Frederick and Rockville, Maryland, Grand Island, New York, Madison, Wisconsin, Eugene, Oregon, and New Haven, Connecticut, as well as locations throughout Europe, Asia-Pacific and the Americas. Because our facilities are physically separated, it may be difficult for us to communicate effectively with, manage and integrate these employees and operations with the rest of Invitrogen. Such difficulties could seriously damage our operations and consequently our financial results. We may decide in the future that we can better manage our operations by combining some of our facilities. There are risks involved in combining facilities.

Management may have its attention diverted while trying to continue to integrate companies and businesses that we have acquired, including BioReliance. Such diversion of management’s attention or difficulties in the transition process could have a harmful effect on our revenues and profits. If we are not able to integrate the operations of all these companies and businesses successfully, we may not be able to meet our expectations of future results of operations.

Factors that will affect the success of our acquisitions include:

•	presence or absence of adequate internal controls and/or significant fraud in the financial systems of acquired companies;

•	decrease in customer loyalty and product orders caused by dissatisfaction with the combined companies’ product lines and sales and marketing practices, including price increases;

•	the ability to retain key employees;

•	competitive factors, including technological advances attained by competitors and patents granted to, or contested by competitors, which would result in increased efficiency in their ability to compete against us;

•	the ability of the combined company to increase sales of all such companies’ products;

•	the ability of the combined company to operate efficiently and achieve cost savings; and

•	the ability of the combined company to integrate acquired technologies to develop new products.

Even if we are able to integrate our acquired operations, we cannot assure you that we will achieve synergies. Our failure to achieve synergies could have a material adverse effect on the business, results of operations and financial condition of the combined company.

Industry consolidation may lead to increased competition and may harm our operating results.

There has been a trend toward industry consolidation in our markets for the past several quarters. We expect this trend toward industry consolidation to continue as companies attempt to strengthen or hold their market positions in an evolving industry and as companies are acquired or are unable to continue operations. We believe that industry consolidation may result in stronger competitors that are better able to compete as sole-source vendors for customers. This could lead to more variability in operating results and could have a material adverse effect on our business, operating results, and financial condition. Furthermore, particularly in the drug discovery market, consolidation could lead to fewer customers, with the effect that loss of a major customer could have a material impact on results not anticipated in a customer marketplace comprised of more numerous participants.

Risks Related to our Sales

Competition in the life sciences research market, and/or a reduction in demand for our products, could reduce sales.

The markets for our products are very competitive and price sensitive. Other life science research product suppliers, as well as certain customers, such as large pharmaceutical companies, have significant financial, operational, sales and marketing resources, and experience in research and development. These and other companies may have developed or could in the future develop new technologies that compete with our products or even render our products obsolete. If a competitor develops superior technology or cost-effective alternatives to our kits and other products, our business, operating results, and financial condition could be seriously harmed. In addition, demand for our products may weaken due to reduction in research and development budgets, loss of distributors and other factors identified in this prospectus, which would have an adverse effect on our financial condition.

The markets for certain of our products, such as electrophoresis products, custom primers, amplification products, and fetal bovine serum, are also subject to specific competitive risks. These markets are highly price competitive. Our competitors have competed in the past by lowering prices on certain products. Our competitors may lower prices on these or other products in the future and we may, in certain cases, respond by lowering our prices. This could reduce revenues and profits. Conversely, failure to anticipate and respond to price competition may hurt our market share.

We believe that customers in our markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to potential customers who have purchased products from competitors. Additionally, instead of using kits, there are numerous scientists making materials themselves. To the extent we are unable to be the first to develop and supply new products, our competitive position will suffer.

Reduction in research and development budgets and government funding may affect sales.

Our customers include researchers at pharmaceutical and biotechnology companies, academic institutions, government laboratories and private foundations. Fluctuations in the research and development budgets of these researchers and their organizations, or shifts in their research priorities into areas where we do not compete, could have a significant effect on the demand for our products. Research and development budgets fluctuate due to changes in available resources, mergers of pharmaceutical and biotechnology companies, spending priorities and institutional budgetary policies. Our business could be seriously damaged by any significant decrease in life sciences research and development expenditures by pharmaceutical and biotechnology companies, academic institutions, government laboratories or private foundations.

In recent years, the pharmaceutical industry has undergone consolidation. Additional mergers or corporate consolidations in the pharmaceutical industry could cause us to lose existing customers and potential future customers, which could have a harmful effect on our business, financial condition and results of operations.

A significant portion of our sales have been to researchers at academic institutions, government laboratories and private foundations whose funding is dependent upon grants from government agencies such as the U.S. National Institutes of Health (NIH) and similar domestic and international agencies. Although the level of research funding has increased during the past several years, we cannot assure you that this trend will continue. The NIH budget has increased on average in excess of 10% in each of the past five years through fiscal 2003. Increases for fiscal 2004 were significantly less than this amount, and proposed increases for fiscal 2005 are in line with the 2004 increase. It is expected that the 2006 budget will be cut by 2% from 2005 levels. Government funding of research and development is subject to the political process, which is inherently fluid and unpredictable. Additionally, as the U.S. government continues to address program funding requirements in the current period of global unrest, including homeland security, any shift away from the funding of life sciences research and development may cause our customers to delay or forego purchases of our products. Our revenues may be adversely affected if our customers delay or cancel purchases as a result of these and other uncertainties or delays surrounding the approval of government budget proposals. Also, government proposals to reduce or eliminate budgetary deficits have sometimes included reduced allocations to the NIH and other government agencies that fund research and development activities. A reduction in government funding for the NIH or other government research agencies could seriously damage our business.

Our customers generally receive funds from approved grants at particular times of the year, for example as determined by the U.S. federal government. In the past, such grants have been frozen for extended periods or have otherwise become unavailable to various institutions without advance notice. The timing of the receipt of grant funds affects the timing of purchase decisions by our customers and, as a result, can cause fluctuations in our sales and operating results.

Loss of customers may hurt our sales, and customers may force us to use more expensive distribution channels.

Certain of our customers have developed purchasing initiatives to reduce the number of vendors from which they purchase in order to lower their supply costs. In some cases these accounts have established agreements with large distributors, which include discounts and the distributors’ direct involvement with the purchasing process. These activities may force us to supply the large distributors with our products at a discount to reach those customers. For similar reasons many larger customers, including the U.S. government, have requested and may in the future request, special pricing arrangements, including blanket purchase agreements. These agreements may limit our pricing flexibility, which could have an adverse impact on our business, financial condition and results of operations. Our pricing flexibility could particularly be affected with respect to electrophoresis products, custom oligonucleotides, amplification products, and fetal bovine serum. For a limited number of customers we have made sales, at the customer’s request, through third-party Internet vendors. Although Internet sales through third parties have not had a significant impact to date, it is possible that this method of distribution could have a negative impact on our gross profits, because any commission paid on Internet sales would be an additional cost not incurred through the use of non-Internet vendors.

We have launched a biodefense initiative, which depends upon the acceptance of our products by the U.S. government and its defense contractors.

We have developed products for use in detecting exposure to biological pathogens, and have begun marketing those products to the U.S. government and several defense contractors. If our products do not perform well, or the U.S. government changes its priorities with respect to defense against biological and chemical weapons, our sales growth could be affected. In addition, some third parties could object to our development of biological defense products, which could have a negative impact on our company.

Risks Related to the Development and Manufacturing of Our Products

Our market share depends on new product introductions and acceptance.

Rapid technological change and frequent new product introductions are typical for the market for certain of our products and services. For example, prepackaged kits to perform research in particular cell lines and already-isolated genetic material only recently have come into widespread use among researchers. In addition, the market for the life science informatics products of our subsidiary, InforMax, is also in the midst of rapid technological change. Our future success will depend in part on continuous, timely development and introduction of new products that address evolving market requirements and are attractive to customers. We believe successful new product introductions provide a significant competitive advantage because customers make an investment of time in selecting and learning to use a new product, and are reluctant to switch thereafter. We spend significant resources on internal research and development as well as on technology developed elsewhere to support our effort to develop and introduce new products. To the extent that we fail to introduce new and innovative products, we could fail to obtain an adequate return on these investments and could lose market share to our competitors, which would be difficult or impossible to regain. An inability, for technological or other reasons, to develop successfully and introduce new products could reduce our growth rate or otherwise damage our business.

In the past we have experienced, and we are likely to experience in the future, delays in the development and introduction of products. We cannot assure you that we will keep pace with the rapid rate of change in life sciences research and life science informatics software development, or that our new products will adequately meet the requirements of the marketplace or achieve market acceptance. Some of the factors affecting market acceptance of our products include:

•	availability, quality and price as compared to competitive products;

•	the functionality of new and existing products;

•	the timing of introduction of our products as compared to competitive products;

•	scientists’ and customers’ opinions of the product’s utility and our ability to incorporate their feedback into future products;

•	citation of the products in published research; and

•	general trends in life sciences research and life science informatics software development.

The expenses or losses associated with unsuccessful product development activities or lack of market acceptance of our new products could seriously harm our business, financial condition and results of operations.

Failure to license new technologies could impair our new product development.

Our business model of providing products to researchers working on a variety of genetic and related projects requires us to develop a wide spectrum of products. To generate broad product lines it is sometimes advantageous to license technologies from the scientific community at large rather than depending exclusively on the inventions of our own employees. As a result, we believe our ability to in-license new technologies from third parties is and will continue to be critical to our ability to offer new products. A significant portion of our current revenues are from products manufactured or sold under licenses from third parties.

From time to time we are notified or become aware of patents held by third parties which are related to technologies we are selling or may sell in the future. After a review of these patents, we may decide to obtain a license for these technologies from such third parties. We are currently in the process of negotiating several such licenses and expect that we will also negotiate these types of licenses in the future. We cannot assure you that we will be able to negotiate such licenses on favorable terms, or at all.

Our ability to gain access to technologies that we need for new products and services depends in part on our ability to convince inventors and their agents or assignees that we can successfully commercialize their inventions. We cannot assure you that we will be able to continue to identify new technologies of interest to our customers which are developed by others. Even if we are able to identify new technologies of interest, we may not be able to negotiate a license on acceptable terms, or at all.

Loss of licenses could hurt our performance.

A small number of our licenses do not run for the length of the underlying patent. We may not be able to renew our existing licenses on favorable terms, or at all. If we lose the rights to a patented technology, we may need to stop selling these products and possibly other products, redesign our products or lose a competitive advantage. Potential competitors could in-license technologies that we fail to license and potentially erode our market share for these and other products.

Our licenses typically subject us to various economic and commercialization obligations. If we fail to comply with these obligations we could lose important rights under a license, such as the right to exclusivity in a certain market. In some cases, we could lose all rights under a license. In addition, certain rights granted under the license could be lost for reasons out of our control. For example, the licensor could lose patent protection for a number of reasons, including invalidity of the licensed patent, or a third party could obtain a patent that curtails our freedom to operate under one or more licenses. We do not receive indemnification from a licensor against third-party claims of intellectual property infringement.

Failure to obtain products and components from third-party manufacturers could affect our ability to manufacture and deliver our products.

We rely on third-party manufacturers to supply many of our raw materials, product components, and in some cases, entire products, none of which are material to our business. In addition, we have a single source for supplies of some raw materials and components to our products. Manufacturing problems may occur with these and other outside sources. If such problems occur, we cannot assure you that we will be able to manufacture our products profitably or on time.

Fluctuation in the price and supply of raw FBS could affect our business.

The supply of raw fetal bovine serum (FBS) is sometimes limited because serum collection tends to be cyclical. These factors can cause the price of raw FBS to fluctuate. The profit margins we achieve on finished FBS, one of our major products, have been unstable in the past because of the fluctuations in the price of raw FBS, and any increase in the price could adversely affect those profit margins. In addition, if we are unable to obtain an adequate supply of FBS, or if we are unable to meet demand for FBS from supplies outside the U.S., we may lose market share.

Violation of government regulations or voluntary quality programs could result in loss of sales and customers and additional expense to attain compliance.

Certain products and test services provided by our BioProduction segment and our BioReliance subsidiary are regulated by the U.S. Food and Drug Administration (FDA) as medical devices, pharmaceuticals, or biologics. Additionally, the FDA regulates test services provided by our BioReliance subsidiary. As such, we must register with the FDA as both a medical device manufacturer and a manufacturer of drug products and comply with all required regulations. Failure to comply with these regulations can lead to sanctions by the FDA such as written observations made following inspections, warning letters, product recalls, fines, product seizures and consent decrees. Test data for use in client submissions with the FDA could be disqualified. If the FDA were to take such actions, the FDA’s observations, warnings, etc. would be available to the public. Such publicity could affect our ability to sell these regulated products.

Additionally, some of our customers use our products and services in the manufacturing process for their drug and medical device products, and such end products are regulated by the FDA under GMP. Although the customer is ultimately responsible for GMP compliance for their products, it is also the customer’s expectation that the materials sold to them will meet GMP requirements. We could lose sales and customers, and incur products liability claims, if these products do not meet GMP requirements.

ISO is an internationally recognized voluntary quality standard that requires compliance with a variety of quality requirements somewhat similar to the GMP requirements. The operations of our BioProduction segments and Eugene, Oregon facilities are intended to comply with ISO 9001. Failure to comply with this voluntary standard can lead to observations of non-compliance or even suspension of ISO certification by the certifying unit. If we lose ISO certification, this loss could cause some customers to purchase products from other suppliers.

If we violate a government mandated or voluntary quality program, we may incur additional expense to comply with the government mandated or voluntary standards. That expense may be material, and we may not have anticipated that expense in our financial forecasts. Our financial results could suffer as a result of these increased expenses.

Risks Related to Our Intellectual Property

Inability to protect our technologies could affect our ability to compete.

Our success depends to a significant degree upon our ability to develop proprietary products and technologies. However, we cannot assure you that patents will be granted on any of our patent applications. We also cannot assure you that the scope of any of our issued patents will be sufficiently broad to offer meaningful protection. We only have patents issued in selected countries. Therefore, third parties can make, use, and sell products covered by our patents in any country in which we do not have patent protection. In addition, our issued patents or patents we license could be successfully challenged, invalidated or circumvented so that our patent rights would not create an effective competitive barrier. We provide our customers the right to use our products under label licenses that are for research purposes only. These licenses could be contested, and we cannot assure you that we would either be aware of an unauthorized use or be able to enforce the restrictions in a cost-effective manner.

If a third party claimed an intellectual property right to technology we use, we might need to discontinue an important product or product line, alter our products and processes, defend our right to use such technology in court or pay license fees. Although we might under these circumstances attempt to obtain a license to such intellectual property, we may not be able to do so on favorable terms, or at all. Additionally, if our products are found to infringe a third party’s intellectual property, we may be required to pay damages for past infringement, and lose the ability to sell certain products or receive licensing revenues.

Disclosure of trade secrets could aid our competitors.

We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, our employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. If our trade secrets become known we may lose our competitive position.

Intellectual property litigation and other litigation could harm our business.

Litigation regarding patents and other intellectual property rights is extensive in the biotechnology industry. We are aware that patents have been applied for and, in some cases, issued to others claiming technologies that are closely related to ours. We are currently a defendant in several court actions involving our intellectual property. As a result, and in part due to the ambiguities and evolving nature of intellectual property law, we periodically receive notices of potential infringement of patents held by others. We may not be able to resolve these types of claims successfully in the future.

We are currently enforcing our intellectual property rights through patent litigation in several court actions. We have incurred substantial costs, and are currently incurring substantial costs, in enforcing our intellectual property rights, primarily relating to H minus reverse transcriptase, which is the basis for our Superscript™ and related product lines, and we expect to incur such costs in the future for Superscript and other technologies. In the event of additional intellectual property disputes, we may be involved in further litigation. In addition to court actions, patent litigation could involve proceedings before the U.S. Patent and Trademark Office or the International Trade Commission. Intellectual property litigation can be extremely expensive, and such expense, as well as the consequences should we not prevail, could seriously harm our business. If we do not prevail in our pending patent litigation relating to H minus reverse transcriptase, we may be unable to prevent third parties from using this technology in the commercial marketplace. This could have a seriously harmful effect on our business.

Risks Related to Our Operations

Litigation may harm our business or otherwise distract our management.

Substantial, complex or extended litigation could cause us to incur large expenditures and distract our management. For example, lawsuits by employees, stockholders, collaborators, distributors, customers, or end-users of our products or services could be very costly and substantially disrupt our business. Disputes from time to time with such companies or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes out of court or on terms favorable to us. Unexpected results could cause our financial exposure in these matters to exceed stated reserves and insurance, requiring us to allocate additional funds and other resources to address these liabilities.

In particular, in acquiring the Dexter Corporation and Life Technologies, Inc., we assumed certain of Dexter’s and Life Technologies, Inc.’s liabilities, ongoing disputes and litigation. These include environmental and warranty claims, among others.

Loss of key personnel could hurt our business.

Our products and services are highly technical in nature. In general, only highly qualified and trained scientists have the necessary skills to develop and market our products and provide our services. In addition, some of our manufacturing positions are highly technical as well. We face intense competition for these professionals from our competitors, customers, marketing partners and other companies throughout our industry. We do not generally enter into employment agreements requiring these employees to continue in our employment for any period of time. Any failure on our part to hire, train, and retain a sufficient number of qualified professionals would seriously damage our business. Additionally, some measures that we implement during the course of integrating acquired companies and businesses into our operations may be disruptive to some of our key personnel and cause them to leave us. If we were to lose a sufficient number of our key employees, including research and development scientists, and were unable to replace them or satisfy our needs for research and development through outsourcing, it could seriously damage our business.

We have a significant amount of debt which could adversely affect our financial condition.

We have, and will continue to have after the exchange described in this prospectus, $500 million of subordinated convertible notes that are due in 2006, $350 million of the senior convertible notes that are due in 2023 and $450 million of senior convertible notes that are due in 2024, which is in aggregate a significant amount of debt and debt service obligations. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the remaining notes, we will be in default under the terms of the loan agreements, or indentures, which could, in turn, cause defaults under our other existing and future debt obligations. These notes also could have a negative effect on our earnings per share, depending on the rate of interest we earn on cash balances and our stock price, and on our ability to make favorable acquisitions using the proceeds from the notes.

Even if we are able to meet our debt service obligations, the amount of debt we have could adversely affect us in a number of ways, including by:

•	limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements, or other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business;

•	placing us at a competitive disadvantage relative to our competitors who have lower levels of debt;

•	making us more vulnerable to a downturn in our business or the economy generally; and

•	requiring us to use a substantial portion of our cash to pay principal and interest on our debt, instead of contributing those funds to other purposes such as working capital and capital expenditures.

We could lose the tax deduction on the Existing Notes or New Notes under certain circumstances.

We could lose some or all of the past, present, or future tax deductions for the contingent portion of the interest expense associated with the Existing Notes or New Notes if, under certain circumstances, the foregoing notes are not subject to the special Treasury Regulations governing contingent payment debt instruments or the exchange of the Existing Notes for New Notes is deemed to be a taxable exchange. We also could lose the tax deduction for interest expense associated with the foregoing notes if we were to invest in non-taxable investments.

Absence of dividends could reduce our attractiveness to investors.

Some investors favor companies that pay dividends, particularly in market downturns. We have never declared or paid any cash dividends on our common stock, although some of the companies that we have acquired, including Life Technologies and Dexter, declared and paid dividends prior to the acquisitions. We currently intend to retain any future earnings for funding growth and, therefore, we do not currently anticipate paying cash dividends on our common stock.

Our anti-takeover defense provisions may deter potential acquirers and may depress our stock price.

Certain provisions of our certificate of incorporation, by-laws and Delaware law, as well as certain agreements we have with our executives, could be used by our incumbent management to make it substantially more difficult for a third party to acquire control of us. These provisions include the following;

•	we may issue preferred stock with rights senior to those of our common stock;

•	we have adopted a stock purchase rights plan;

•	we have a classified board of directors;

•	our by-laws prohibit action by written consent by stockholders;

•	our board of directors has the exclusive right to fill vacancies and set the number of directors;

•	cumulative voting is not allowed;

•	we require advance notice for nomination of directors and for stockholder proposals; and

•	a number of our executives have agreements with us that entitle them to payments in certain circumstances following a change in control.

These provisions may discourage certain types of transactions involving an actual or potential change in control. These provisions may also limit our stockholders’ ability to approve transactions that they may deem to be in their best interests and discourage transactions in which our stockholders might otherwise receive a premium for their shares over the then current market price.

Risks Related to Our International Operations

International unrest or foreign currency fluctuations could adversely affect our results.

Including subsidiaries and distributors, our products are currently marketed in approximately 70 countries throughout the world. Our international revenues, which include revenues from our non-U.S. subsidiaries and export sales from the U.S., represented 48% of our product revenues in 2003, 44% of our product revenues in 2002, and 45% of our product revenues in 2001. We expect that international revenues will continue to account for a significant percentage of our revenues for the foreseeable future.

There are a number of risks arising from our international business, including:

•	foreign currencies we receive for sales outside the U.S. could be subject to unfavorable exchange rates with the U.S. dollar and reduce the amount of revenue and profits that we recognize;

•	the possibility that unfriendly nations or groups could boycott our products;

•	general economic and political conditions in the markets in which we operate;

•	potential increased costs associated with overlapping tax structures;

•	potential trade restrictions and exchange controls;

•	more limited protection for intellectual property rights in some countries;

•	difficulties and costs associated with staffing and managing foreign operations;

•	unexpected changes in regulatory requirements;

•	the difficulties of compliance with a wide variety of foreign laws and regulations;

•	longer accounts receivable cycles in certain foreign countries;

•	import and export licensing requirements; and

•	changes to our distribution networks.

A significant portion of our business is conducted in currencies other than the U.S. dollar, which is our reporting currency. We recognize foreign currency gains or losses arising from our operations in the period incurred. As a result, fluctuations between the currencies in which we do business have caused and will continue to cause foreign currency transaction gains and losses. We cannot predict the effects of currency exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures, and the potential volatility of currency exchange rates.

Our foreign currency hedging program includes contracts to hedge future forecasted foreign currency cash flows. The goal of this program is to reduce the volatility of our earnings and cash flows from changes in foreign currency exchange rates, but we cannot assure you that this program will adequately protect our operating results from the full effects of exchange rate fluctuations. Failure to hedge effectively against exchange rate fluctuations may adversely affect our results of operations.

Several foreign countries in which we generate revenue have experienced somewhat unsteady economic conditions and significant devaluation in currencies. The economic situation in these regions may result in slower payments of outstanding receivable balances or even defaults. Our business could be damaged by weakness in the economies and currencies in these regions.

Risks Related to the Market for Our Securities

The market price of our stock and convertible notes could be volatile.

The market price of our common stock and convertible notes has been subject to volatility and, in the future, the market price of our common stock and convertible notes may fluctuate substantially due to a variety of factors, including:

•	quarterly fluctuations in our operating income and earnings per share results;

•	technological innovations or new product introductions by us or our competitors;

•	economic conditions;

•	disputes concerning patents or proprietary rights;

•	changes in earnings estimates and market growth rate projections by market research analysts;

•	sales of common stock by existing holders;

•	loss of key personnel;

•	securities class actions or other litigation; and.

•	changes to the NIH budget, and the research and development budgets of our customers.

The market price for our common stock and the convertible notes may also be affected by our ability to meet analysts’ expectations. Any failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock and the convertible notes. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management’s attention and resources, which could have an adverse effect on our business, results of operations and financial condition.

Our operating results may fluctuate in future periods.

The results of operations for any quarter are not necessarily indicative of results to be expected in future periods. Our operating results have in the past been, and will continue to be, subject to quarterly fluctuations as a result of a number of factors. These factors include, but are not limited to:

•	the integration of people, operations and products from acquired businesses and technologies;

•	our ability to introduce new products successfully;

•	market acceptance of existing or new products and prices;

•	competitive product introductions;

•	customer working days within the reporting period;

•	currency exchange rate fluctuations;

•	changes in customer research budgets which are influenced by the timing of their research and commercialization efforts and their receipt of government grants;

•	our ability to manufacture our products efficiently;

•	our ability to control or adjust research and development, marketing, sales and general and administrative expenses in response to changes in revenues; and

•	the timing of orders from distributors and mix of sales among distributors and our direct sales force.

Risks Related to Environmental Issues

Incidents related to hazardous materials could adversely affect our business.

Portions of our operations require the controlled use of hazardous and radioactive materials. Although we are diligent in designing and implementing safety procedures to comply with the standards prescribed by federal, state, and local regulations, the risk of accidental contamination of property or injury to individuals from these materials cannot be completely eliminated. In the event of such an incident, we could be liable for any damages that result, which could adversely affect our business.

Additionally, although unlikely, a catastrophic incident could partially or completely shut down our research and manufacturing facilities and operations.

We generate waste that must be transported to approved treatment, storage and disposal facilities. The transportation and disposal of such waste are required to meet applicable state and federal statutes and regulations. The storage, treatment and disposal of such waste potentially exposes us to environmental liability if, in the future, such transportation and disposal is deemed to have violated such statutes and/or regulations or if the storage, treatment and disposal facilities are inadequate and are proved to have damaged the environment.

Furthermore, in acquiring Dexter, we assumed certain of Dexter’s environmental liabilities, including clean-up of several hazardous waste sites listed on the National Priority List under federal Superfund law. Unexpected results related to the investigation and clean-up of these sites could cause our financial exposure in these matters to exceed stated reserves and insurance, requiring us to allocate additional funds and other resources to address our environmental liabilities, which could cause a material adverse effect on our business.

Environmental, health and safety regulation by the government could adversely affect our operations.

Our operations are subject to complex and stringent environmental, health, safety and other governmental laws and regulations. While we believe that we have obtained the requisite approvals and permits for our existing operations, and that our business is operated in accordance with applicable laws in all material respects, we remain subject to a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. Existing laws and regulations may be revised or reinterpreted, or new laws and regulations may become applicable to us that may have a negative effect on our business and results of operations.

Potential product liability claims could affect our earnings and financial condition.

We face a potential risk of liability claims based on our products or services. We carry product liability insurance coverage which is limited in scope and amount. We cannot assure you, however, that we will be able to maintain this insurance at a reasonable cost and on reasonable terms. We also cannot assure you that this insurance will be adequate to protect us against a product liability claim, should one arise.

BioReliance’s services include the manufacture of biologic products to be tested in human clinical trials. BioReliance could be held liable for errors and omissions in connection with the services it performs. In addition, our BioReliance subsidiary formulates, tests and manufactures products intended for use by the public. These activities could expose BioReliance to risk of liability for personal injury or death to persons using such products, although neither Invitrogen nor BioReliance commercially markets or sells the products to end users. We seek to reduce our potential liability through measures such as contractual indemnification provisions with clients (the scope of which may vary from client-to-client, and the performances of which are not secured) and insurance maintained by clients. BioReliance and Invitrogen could be materially and adversely affected if BioReliance or Invitrogen were required to pay damages or incur defense costs in connection with a claim that is outside the scope of the indemnification agreements, if the indemnity, although applicable, is not performed in accordance with its terms or if our liability exceeds the amount of applicable insurance or indemnity. We currently maintain product liability and errors and omissions insurance with respect to these risks. There can be no assurance that our insurance coverage will be adequate or that insurance coverage will continue to be available on terms acceptable to us.

Risks Relating to the Exchange Offers

After the consummation of the exchange offers there will likely be a limited trading market for the Existing Notes which could affect the market price of the Existing Notes.

To the extent that Existing Notes are tendered and accepted for exchange pursuant to the exchange offers, the trading market for Existing Notes that are not tendered and remain outstanding after the exchange offers is likely to be significantly more limited than at present. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for Existing Notes that are not tendered and accepted for exchange pursuant to the exchange offers may be affected adversely to the extent that the principal amount of the Existing Notes exchanged pursuant to the exchange offers reduces the float. A reduced float may also make the trading price of Existing Notes that are not exchanged in the exchange offers more volatile.

The U.S. federal income tax consequences of the exchange of the Existing Notes for the New Notes are unclear.

The U.S. federal income tax consequences of the exchange offers are not entirely clear. We will take the position that the exchange of Existing Notes for New Notes will not constitute a significant modification of the terms of the Existing Notes for U.S. federal income tax purposes. The indentures governing the New Notes will contain provisions stating that by acceptance of a beneficial interest in a New Note each holder thereof will be deemed to have agreed that the exchange of Existing Notes for New Notes does not constitute a significant modification of the terms of the Existing Notes for U.S. federal income tax purposes. That position, however, could be challenged by the Internal Revenue Service. Assuming the exchange of the Existing Notes for the New Notes does not result in a significant modification of the terms of the Existing Notes, the New Notes will be treated as a continuation of the Existing Notes and there should be no U.S. federal income tax consequences to a holder who exchanges Existing Notes for New Notes pursuant to the exchange offers (other than with respect to the receipt of the exchange fee). If, contrary to our position, the exchange of the Existing Notes for the New Notes does constitute a significant modification of the terms of the Existing Notes, the U.S. federal income tax consequences to you could materially differ. See “Certain United States Federal Income Tax Considerations” of the exchange offers for more information. The receipt of the exchange fee by Non-U.S. Holders (as defined below) may be subject to U.S. federal withholding tax.

Our board of directors has not made a recommendation with regard to whether or not you should tender your Existing Notes in the exchange offers and we have not obtained a third-party determination that the exchange offers are fair to holders of the Existing Notes.

We are not making a recommendation as to whether holders of the Existing Notes should exchange them. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Existing Notes for purposes of negotiating the terms of the exchange offers or preparing a report concerning the fairness of the exchange offers. We cannot assure holders of the Existing Notes that the value of the New Notes received in the exchange offers will in the future equal or exceed the value of the Existing Notes tendered and we do not take a position as to whether you ought to participate in the exchange offers.

Risks Related to the New Notes

The New Notes will effectively be subordinated to the debt of our subsidiaries and are not secured by any of our assets.

The New Notes offered hereby will be general unsecured obligations. In addition, the New Notes will be effectively junior to all our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness. As a result of such subordination, in the event of our bankruptcy, liquidation or reorganization or certain other events, our assets will be available to pay obligations on the New Notes only after all of our secured debt, to the extent of the value of the assets securing that debt, has been paid in full. Consequently, there may not be sufficient assets remaining to pay amounts due on any or all of the New Notes then outstanding. In addition, to the extent our assets cannot satisfy in full the secured indebtedness, the holders of the secured indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes. The indentures governing the New Notes do not prohibit or limit our or our subsidiaries’ incurrence of additional debt, including senior indebtedness or secured debt, and the incurrence of any such additional indebtedness could adversely affect our ability to pay our obligations on the New Notes. As of September 30, 2004, we had no secured indebtedness while our subsidiaries had approximately $54.9 million of outstanding indebtedness and trade payables (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with U.S. generally accepted accounting principles), all of which would have been structurally senior to the New Notes. The $54.9 million includes approximately $18.5 million in aggregate indebtedness from our acquisition of BioReliance, that we carried as of September 30, 2004.

We may be unable to repay or repurchase the New Notes at maturity, upon a conversion, repurchase event or exercise of your put option.

There is no sinking fund with respect to the New Notes, and the entire outstanding principal amount of the New Notes will become due and payable at maturity. The New Notes are convertible into cash equal to the lesser of the principal amount and the conversion value and the net shares, if any. If we experience a repurchase event, as defined in the indenture, or if you exercise your put option, you may require us to repurchase all or a portion of your New Notes prior to maturity. See “Repurchase of Notes at the Option of Holders” in “Description of the New 2.0% Notes” and “Description of the New 1.5% Notes.” We will be required to repurchase all or a portion of the New 2.0% Notes then outstanding at the option of the holders on August 1, 2010, 2013 and 2018, and the New 1.5% Notes then outstanding at the option of the holders on February 15, 2012, 2017, and 2022, in each case at a purchase price equal to one hundred percent of the outstanding principal amount plus accrued and unpaid interest, including any contingent interest. While we currently are able to generate positive cash flow from operations, we cannot guarantee we will have sufficient funds or be able to arrange for additional financing to pay the interest or principal on the New Notes as they come due or to repurchase New Notes tendered to us following a repurchase event or upon exercise of your put option.

Borrowing arrangements or agreements relating to other indebtedness to which we may become a party may contain restrictions on or prohibitions against our repurchase of the New Notes. If we cannot obtain the necessary waivers or refinance the applicable borrowings, we would be unable to repurchase the New Notes. Our failure to repurchase any tendered New Notes or convertible New Notes due upon maturity would constitute an event of default of the New Notes.

We have made only limited covenants in the indentures for the New Notes, which may not protect your investment if we experience significant adverse changes in our financial condition or results of operations.

The indentures governing the New Notes do not:

•	require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore, do not protect holders of the New Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability or the ability of any of our subsidiaries to incur additional indebtedness that is senior to or equal in right of payment to the New Notes;

•	restrict our ability or that of our subsidiaries to issue securities that would be senior to the common stock of the subsidiary held by us; or

•	restrict our ability to pledge our assets or those of our subsidiaries.

Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the New Notes.

Securities we issue to fund our operations could dilute your ownership.

We may decide to raise additional funds through public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced and the new equity securities may have rights prior to those of the common stock issuable upon conversion of the New Notes. We may not obtain sufficient financing on terms that are favorable to you or us. We may delay, limit or eliminate some or all of our proposed operations if adequate funds are not available.

You may not be able to successfully make or collect on a claim against Arthur Andersen LLP with respect to certain of our financial statements.

Our consolidated financial statements as of December 31, 2001 and for the year then ended, which are incorporated by reference in this prospectus, were audited by Arthur Andersen LLP, which issued a publicly available audit report expressing its unqualified opinion with respect thereto. We dismissed Arthur Andersen LLP in April 2002, and we have not obtained the consent of Arthur Andersen LLP to our naming it in this prospectus as having certified the referenced financial statements. Additionally, we have not requested our current auditors to re-audit these financial statements. Since we have not obtained the consent of Arthur Andersen LLP, you may not be able to recover against Arthur Andersen LLP under United States securities laws for any misstatements of a material fact contained in the financial statements audited by Arthur Andersen LLP, or any omissions to state a material fact contained in the financial statements audited by Arthur Andersen LLP, or any omissions to state a material fact required to be stated therein. To the extent that a purchaser of New Notes or shares under this prospectus could make a successful claim against Arthur Andersen LLP for any matter related to these financial statements, due to Arthur Andersen LLP’s current financial and legal circumstances, the ability of Arthur Andersen LLP to satisfy these claims may be limited as a practical matter.

An active trading market may not develop for the New Notes.

While the New Notes are expected to be eligible for trading in PORTAL, the Private Offering, Resale and Trading through Automated Linkages Market of the National Association of Securities Dealers, Inc., a screen-based automated market for trading securities for qualified institutional buyers, there is currently no public market for the New Notes.

We do not intend to apply for a listing of any of the New Notes on any securities exchange. We do not know if an active public market will develop for the New Notes or, if developed, will continue. If an active market is not developed or maintained, the market price and the liquidity of the New Notes may be adversely affected.

In addition, the liquidity and the market price of the New Notes may be adversely affected by changes in the overall market for convertible securities and by changes in our financial performance or prospects, or in the prospects of companies in our industry. As a result, you cannot be sure that an active trading market will develop for the New Notes.

We are subject to a new accounting rule that, when it takes effect, will result in lower earnings per share on a diluted basis.

At its September 2004 meeting, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) reached a conclusion on EITF Issue No. 04-8, “The Effect of Contingently Convertible

Debt on Diluted Earnings Per Share,” that will require the contingent shares issuable under our Existing Notes to be included in our diluted earnings per share calculation retroactive to the date of issuance by applying the “if converted” method under FASB Statement No. 128, “Earnings per Share” (FAS 128). We have followed the existing interpretation of FAS 128, which requires inclusion of the impact of the conversion of our Existing Notes only when and if the conversion thresholds are reached. As the conversion thresholds have not been reached, we have not included the impact of the conversion of our Existing Notes in our computation for diluted earnings per share through the periods ended September 30, 2004.

The new rule will require us to restate previously reported diluted earnings per share and will result in lower diluted earnings per share than previously reported for periods subsequent to the issuance of the Existing Notes. If the exchange offers are completed prior to the effective date of the new rule, the restated diluted earnings per share will be calculated under the terms of the New Notes and will result in lower diluted earnings per share once our stock price meets the conversion price. For the three month periods ended September 30, 2003, December 31, 2003, March 31, 2004, June 30, 2004 and September 30, 2004, assuming exchange of substantially all of the Existing Notes, our diluted earnings per share would not have been materially different than the reported amount. If the exchange offers are not completed prior to the effective date of the new rule, our restated diluted earnings per share will be calculated under the terms of the Existing Notes, which will result in lower diluted earnings per share of approximately 8% for the three months ended September 30, 2004 and 1% for our fiscal year 2003.

Upon conversion of the New Notes, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the conversion value of your New Notes is determined.

The conversion value that you will receive upon conversion of your New Notes is determined by the average of the closing sale prices of our common stock for 10 consecutive trading days. If we have issued a notice of redemption, this 10-trading day period will begin on the third trading day following the redemption date. Accordingly, if you exercise your conversion right soon after our issuance of a notice of redemption, the 10 consecutive trading days may not begin for several weeks thereafter. If you exercise your conversion right prior to our having issued a notice of redemption, the 10-trading day period will begin on the third trading day immediately following the day you deliver your conversion notice to the conversion agent. If the price of our common stock decreases after we receive your notice of conversion and prior to the end of the applicable 10-trading day period, the conversion value you receive will be adversely affected.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for our company and our subsidiaries for each of the periods indicated. We calculated the ratio of earnings to fixed charges by dividing earnings by total fixed charges. Earnings are defined as income (loss) before provision for income taxes and minority interest plus Fixed Charges less minority interest in pre-tax income of subsidiaries that have not incurred Fixed Charges. Fixed Charges are defined as the sum of interest expensed plus amortized capitalized expenses related to indebtedness plus an estimate of the interest within rental expense.

	Nine Months Ended September 30,		Years Ended December 31,
	2004(2)	2003	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges(1)	3.5	4.2	3.8	3.7	—	—	14.5

(1)	For the years ended December 31, 2001 and 2000, earnings were insufficient to cover fixed charges by $138.0 million and $54.6 million, respectively.
(2)	Includes $6.8 million in fixed charges incurred during the three months ended March 31, 2004, on the early retirement of our $172.5 million in principal amount 5 1/2% convertible notes. The $6.8 million amount is comprised of $4.1 million for the call premium and $2.7 million for the write-off of unamortized deferred financing costs.

USE OF PROCEEDS

Invitrogen will not receive any proceeds from the exchange of the Existing Notes for the New Notes or the sale of the shares of common stock on conversion of the New Notes. Existing Notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

THE EXCHANGE OFFERS

Purpose of the Exchange Offer

The purpose of the exchange offer is to include a net share settlement feature in our convertible debt obligations. The net share settlement feature allows us to satisfy our obligation due upon conversion to holders of the New Notes in cash for a portion of the conversion obligation, reducing the share dilution associated with conversion of the New Notes. This feature also limits the dilutive impact of the New Notes on our diluted earnings per share. For a description of the change, see the section of this prospectus entitled “Summary—Summary of Certain Differences Between the Existing Notes and the New Notes.”

Terms of the Exchange Offers; Period for Tendering Existing Notes

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange $1,000 principal amount of New 2.0% Notes and an exchange fee of $2.50 for each $1,000 principal amount of validly tendered and accepted Existing 2.0% Notes. We are also offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange $1,000 principal amount of New 1.5% Notes and an exchange fee of $2.50 for each $1,000 principal amount of validly tendered and accepted Existing 1.5% Notes. We are offering to exchange all of the Existing Notes. However, the exchange offers are subject to the conditions described in this prospectus.

You may tender all, some or none of your Existing Notes, subject to the terms and conditions of the exchange offers. Holders of Existing Notes must tender their Existing Notes in a minimum $1,000 principal amount and multiples thereof.

The exchange offers are not being made to, and we will not accept tenders for exchange from, holders of Existing Notes in any jurisdiction in which the exchange offers or the acceptance of the offers would not be in compliance with the securities or blue sky laws of that jurisdiction.

Our board of directors and officers do not make any recommendation to the holders of Existing Notes as to whether or not to exchange all or any portion of their Existing Notes. Further, no person has been authorized to give any information or make any representations other than those contained herein and, if given or made, such information or representations must not be relied upon as having been authorized. You must make your own decision whether to tender your Existing Notes for exchange and, if so, the amount of Existing Notes to tender.

Expiration Date

The expiration date for the exchange offers is midnight, New York City time, on December 8, 2004, unless we extend the exchange offers. We may extend this expiration date for any reason. The last date on which tenders will be accepted, whether on December 8, 2004 or any later date to which the exchange offers may be extended, is referred to as the expiration date.

Extensions; Amendments

We expressly reserve the right, in our discretion, for any reason to:

•	delay the acceptance of Existing Notes tendered for exchange, for example, in order to allow for the rectification of any irregularity or defect in the tender of Existing Notes, provided that in any event we will promptly issue New Notes or return tendered Existing Notes after expiration or withdrawal of the exchange offers;

•	extend the time period during which the exchange offers are open, by giving oral or written notice of an extension to the holders of Existing Notes in the manner described below; during any extension, all Existing Notes previously tendered and not withdrawn will remain subject to the exchange offers;

•	waive any condition or amend any of the terms or conditions of the exchange offers, other than the condition that the registration statement or, if applicable, a post-effective amendment, becomes effective under the Securities Act, as amended; and

•	terminate the exchange offers, as described under “—Conditions for Completion of the Exchange Offers” below.

If we consider an amendment to the exchange offers to be material, or if we waive a material condition of the exchange offers, we will promptly disclose the amendment or waiver in a prospectus supplement, and if required by law, we will extend the exchange offers for a period of five to twenty business days.

We will promptly give oral or written notice of any (1) extension, (2) amendment, (3) non-acceptance or (4) termination of the offers to the holders of the Existing Notes. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. In the case of an amendment, we will issue a press release or other public announcement.

Procedures for Tendering Existing Notes

Your tender to us of Existing Notes and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

Tender of Existing Notes Held Through a Custodian. If you are a beneficial holder of the Existing Notes that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian, or such other record holder, to tender the Existing Notes on your behalf. Your custodian will provide you with its instruction letter, which you must use to give these instructions.

Tender of Existing Notes Held Through DTC. Any beneficial owner of Existing Notes held of record by The Depository Trust Company, or DTC, or its nominee, through authority granted by DTC, may direct the DTC participant through which the beneficial owner’s Existing Notes are held in DTC, to tender on such beneficial owner’s behalf. To effectively tender Existing Notes that are held through DTC, DTC participants should transmit their acceptance through the Automated Tender Offer Program, or ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. Delivery of tendered Existing Notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. No letters of transmittal will be required to tender Existing Notes through ATOP.

In addition, the exchange agent must receive:

•	a completed and signed letter of transmittal or an electronic confirmation pursuant to DTC’s ATOP system indicating the principal amount of Existing Notes to be tendered and any other documents, if any, required by the letter of transmittal; and

•	prior to the expiration date, a confirmation of book-entry transfer of such Existing Notes, into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

Your Existing Notes must be tendered by book-entry transfer. The exchange agent will establish an account with respect to the Existing 2.0% Notes and an account with respect to the Existing 1.5% Notes at DTC for purposes of the exchange offers within two business days after the date of this prospectus. Any financial institution that is a participant in DTC must make book-entry delivery of Existing Notes by having DTC transfer such Existing Notes into the exchange agent’s relevant account at DTC in accordance with DTC’s procedures for transfer. Although your Existing Notes will be tendered through the DTC facility, the letter of transmittal, or facsimile, or an electronic confirmation pursuant to DTC’s ATOP system, with any required signature guarantees and any other required documents, if any, must be transmitted to and received or confirmed by the exchange agent at its address set forth below under “—Exchange Agent,” prior to midnight, New York City time, on the expiration date of the exchange offers. You or your broker must ensure that the exchange agent receives an agent’s message from DTC confirming the book-entry transfer of your Existing Notes. An agent’s message is a message transmitted by DTC and received by the exchange agent that forms a part of the book-entry confirmation which states that DTC has received an express acknowledgement from the participant in DTC tendering Existing Notes that such participant agrees to be bound by the terms of the letter of transmittal. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

If you are an institution that is a participant in DTC’s book-entry transfer facility, you should follow the same procedures that are applicable to persons holding Existing Notes through a financial institution.

Do not send letters of transmittal or other exchange offer documents to us or to Banc of America Securities LLC, the dealer manager.

It is your responsibility to ensure that all necessary materials get to U.S. Bank National Association, the exchange agent, before the expiration date. If the exchange agent does not receive all of the required materials before the expiration date, your Existing Notes will not be validly tendered.

Any Existing Notes not accepted for exchange for any reason will be promptly returned, without expense, to the tendering holder after the expiration or termination of the exchange offers.

We will have accepted the validity of tendered Existing Notes if and when we give oral or written notice to the exchange agent. The exchange agent will act as the tendering holders’ agent for purposes of receiving the New Notes from us. If we do not accept any tendered Existing Notes for exchange because of an invalid tender or the occurrence of any other event, the exchange agent will return those Existing Notes to you without expense, promptly after the expiration date via book-entry transfer through DTC.

Binding Interpretations

We will determine in our sole discretion, all questions as to the validity, form, eligibility and acceptance of Existing Notes tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular Existing Notes not properly tendered or to not accept any particular Existing Notes which acceptance might, in our reasonable judgment or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities in the tender of Existing Notes. Unless waived, any defects or irregularities in connection with tenders of Existing Notes for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Existing Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

Absence of Dissenters’ Rights

Holders of the Existing Notes do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offers.

Acceptance of Existing Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offers are satisfied or waived, we will accept, promptly after the expiration date, all Existing Notes properly tendered, and will issue the New Notes and pay the exchange fee promptly after acceptance of the Existing Notes. The discussion under the heading “—Conditions for Completion of the Exchange Offers” provides further information regarding the conditions to the exchange offers. For purposes of the exchange offers, we shall be deemed to have accepted properly tendered Existing Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly after giving such notice.

The New Notes will be issued in denominations of $1,000 and any integral multiples of $1,000. Interest on the New 2.0% Notes will accrue from the last interest payment date on which interest was paid, or, if no interest has been paid, from the last interest payment date on which interest was paid on the Existing 2.0% Notes. Holders whose Existing 2.0% Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Existing 2.0% Notes. Interest on the New 1.5% Notes will accrue from the last interest payment date on which interest was paid, or, if no interest has been paid, from the last interest payment date on which interest was paid on the Existing 1.5% Notes. Holders whose Existing 1.5% Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Existing 1.5% Notes.

In all cases, issuance of New Notes for Existing Notes that are accepted for exchange in the exchange offers will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such Existing Notes into the exchange agent’s account at the DTC book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an electronic confirmation of the submitting holder’s acceptance through DTC’s ATOP system; and

•	all other required documents, if any.

Return of Existing Notes Accepted for Exchange

If we do not accept any tendered Existing Notes for any reason set forth in the terms and conditions of the exchange offers, or if Existing Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Existing Notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described above, and the Existing Notes that are not to be exchanged will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offers.

Guaranteed Delivery Procedures

If you desire to tender your Existing Notes and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your Existing Notes if:

•	your tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an electronic confirmation pursuant to DTC’s ATOP system and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

(1) sets forth the name and address of the holder of the Existing Notes tendered;

(2) states that the tender is being made thereby; and

(3) guarantees that within three trading days after the expiration date a book-entry confirmation and any other documents required by the letter of transmittal, if any, will be deposited by the eligible institution with the exchange agent; and

•	book-entry confirmation and all other documents, if any, required by the letter of transmittal are received by the exchange agent within three trading days after the expiration date.

Withdrawal Rights

You may withdraw your tender of Existing Notes at any time prior to midnight, New York City time, on the expiration date. In addition, if we have not accepted your tendered Existing Notes for exchange, you may withdraw your Existing Notes after December 8, 2004.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth below under the heading “—Exchange Agent” prior to midnight, New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person who tendered the Existing Notes to be withdrawn;

•	contain a statement that you are withdrawing your election to have your Existing Notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Existing Notes were tendered, including any required signature guarantees; and

•	if you have tendered your Existing Notes in accordance with the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn Existing Notes and otherwise comply with the procedures of such facility.

Any Existing Notes that have been tendered for exchange, but which are not exchanged for any reason, will be credited to an account maintained with the book-entry transfer facility for the Existing Notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn Existing Notes may be retendered by following the procedures described under the heading “—Procedures for Tendering Existing Notes” above, at any time on or prior to midnight, New York City time, on the expiration date.

Conditions for Completion of the Exchange Offers

Notwithstanding any other provisions of these exchange offers, we will not be required to accept for exchange any Existing Notes tendered, and we may terminate or amend these offers if any of the following conditions precedent to the exchange offers is not satisfied, or is reasonably determined by us not to be satisfied, and, in our reasonable judgment and regardless of the circumstances giving rise to the failure of the condition, the failure of the condition makes it inadvisable to proceed with the offers or with the acceptance for exchange or exchange and issuance of the New Notes:

•	No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offers, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•	challenges the making of the exchange offers or the exchange of Existing Notes under the exchange offers or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offers or the exchange of Existing Notes under the exchange offers, or

•	in our reasonable judgment, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of us and our subsidiaries, taken as a whole, or would be material to holders of Existing Notes in deciding whether to accept the exchange offers.

•	(a) Trading generally shall not have been suspended or materially limited on or by, as the case may be, either of the New York Stock Exchange or the National Association of Securities Dealers, Inc.; (b) there shall not have been any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market; (c) no general banking moratorium shall have been declared by federal or New York authorities; or (d) there shall not have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impractical or inadvisable to proceed with completion of the exchange offers.

•

The trustee with respect to the Existing 2.0% Notes shall not have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offers, the exchange of Existing 2.0% Notes under the exchange offers, nor shall the trustee or any holder of Existing 2.0% Notes have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offers or the exchange of the Existing 2.0% Notes under the exchange offers.

•	The trustee with respect to the Existing 1.5% Notes shall not have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offers, the exchange of Existing 1.5% Notes under the exchange offers, nor shall the trustee or any holder of Existing 1.5% Notes have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offers or the exchange of the Existing 1.5% Notes under the exchange offers.

•	At least 75% of the aggregate principal amount of the Existing Notes subject to that exchange offer are validly tendered and not withdrawn.

All of the foregoing conditions are for the sole benefit of us and may be waived by us, in whole or in part, in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

In addition, the registration statement and any post-effective amendment to the registration statement covering the New Notes must be effective under the Securities Act; we cannot waive this condition.

If any of the foregoing conditions are not satisfied, we may, at any time before the expiration of the exchange offers:

•	terminate the exchange offers and return all tendered Existing Notes to the holders thereof;

•	modify, extend or otherwise amend the exchange offers and retain all tendered Existing Notes until the expiration date, as may be extended, subject, however, to the withdrawal rights described in “Withdrawal Rights,” above; or

•	waive the unsatisfied conditions and accept all Existing Notes tendered and not previously withdrawn.

Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offers which, if not complied with or obtained, would have a material adverse effect on us.

Accounting Treatment

As a result of the adoption by the Financial Accounting Standards Board of EITF 04-8, the accounting rules applicable to the Existing Notes will change effective December 15, 2004. The change will require us to include the common stock issuable upon the conversion of the Existing Notes in our diluted shares outstanding for purposes of calculating diluted earnings per share.

Upon conversion of the New Notes, we will pay to the holder cash equal to the principal amount of the New Notes being converted and issue to the holder only the number of shares of our common stock having an aggregate market value equal to the amount by which the then market price of our common stock exceeds the conversion price of the New Notes. Under EITF 04-8 and EITF 90-19, we will include in diluted shares outstanding only the number of shares issuable based upon the excess of the New Notes’ conversion value over their par value, and only if the market price of our common stock exceeds the conversion price for a certain period of time.

Fees and Expenses

Banc of America Securities LLC is acting as the dealer manager in connection with the exchange offers. Banc of America Securities LLC will be reimbursed for its reasonable out-of-pocket expenses incurred in connection with the exchange offers (including reasonable fees and disbursements of counsel), whether or not the transactions close. Banc of America Securities LLC’s expenses will be payable upon expiration or termination of the exchange offers.

We have agreed to indemnify Banc of America Securities LLC against specified liabilities relating to or arising out of the offer, including civil liabilities under the federal securities laws, and to contribute to payments which Banc of America Securities LLC may be required to make in respect thereof. Banc of America Securities LLC may from time to time hold Existing Notes and our common stock in its proprietary accounts, and to the extent it owns Existing Notes in these accounts at the time of the exchange offers, Banc of America Securities LLC may tender these Existing Notes. In addition, Banc of America Securities LLC may hold and trade notes in its proprietary accounts following the exchange offers.

We have retained MacKenzie Partners, Inc. to act as information agent and U.S. Bank National Association to act as the exchange agent in connection with the exchange offers. The information agent may contact holders of Existing Notes by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee existing note holders to forward materials relating to the exchange offers to beneficial owners. The information agent and the exchange agent will receive an aggregate of approximately $60,000 in compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services, including liabilities under the federal securities laws.

Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the principal amount of Existing Notes tendered under the exchange offers.

We will not pay any fees or commissions to any broker or dealer, or any other person, for soliciting tenders of Existing Notes under the exchange offers. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Legal Limitation

The above conditions are for our sole benefit and we may assert any of the above conditions regardless of the circumstances giving rise to any such condition at any time prior to the expiration date. Additionally, we may, in our sole discretion and at any time and from time to time prior to the expiration date, waive the above conditions in whole or in part. All conditions, other than receipt of government approval, will be satisfied or waived prior to the expiration of the exchange offers. If we determine to proceed with the exchange offers notwithstanding a condition not having been satisfied such condition will be deemed waived.

In addition, we will not accept for exchange any Existing Notes tendered, and no New Notes will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offers. All executed letters of transmittal should be directed to the exchange agent at one of its addresses as set forth below.

Questions about the tender of Existing Notes, requests for assistance, and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By mail, overnight mail, courier or hand:	By facsimile:

U.S. Bank National Association West Side Flats Operations Center 60 Livingston Avenue St. Paul, MN 55107 Attn: Specialized Finance	(651) 495-8158 Attention: Specialized Finance Confirm by receipt of facsimile only: (651) 495-4738

For information:

(213) 615-6043

If you deliver the letter of transmittal to an address other than as set forth above or transmit instructions via facsimile other than as set forth above, then such delivery or transmission does not constitute a valid delivery of such letter of transmittal. If you need additional copies of this prospectus or the letter of transmittal, please contact the information agent at the address or telephone number set forth on the back cover of this prospectus.

DESCRIPTION OF THE NEW 2.0% NOTES

We will issue the New 2.0% Notes under an indenture to be dated December     , 2004 between us and U.S. Bank National Association as trustee. Initially, the trustee will also act as paying agent, conversion agent, transfer agent and bid solicitation agent for the New 2.0% Notes. The following summarizes some, but not all, provisions of the New 2.0% Notes and the indenture. We urge you to read the indenture because the indenture, and not this description, defines your rights as a holder of the New 2.0% Notes. The form of indenture and the form of certificate evidencing the New 2.0% Notes are being filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

In this section of the prospectus entitled “Description of the New 2.0% Notes,” when we refer to “Invitrogen,” “we,” “our,” or “us,” we are referring to Invitrogen Corporation, a Delaware corporation, and not any of its subsidiaries.

General

The New 2.0% Notes offered hereby:

•	are our 2% Convertible Senior Notes due August 1, 2023;

•	are limited to $350,000,000 in aggregate principal amount;

•	bear interest at a per annum rate of 2%, payable semi-annually on each August 1 and February 1, beginning February 1, 2005;

•	accrue contingent interest, which may be payable as set forth below under “—Contingent Interest;”

•	are issued only in denominations of $1,000 principal amount and integral multiples thereof;

•	are senior unsecured obligations of Invitrogen and rank equally in right of payment with all our existing and future unsecured and unsubordinated indebtedness, senior to our existing and future subordinated indebtedness; as indebtedness of Invitrogen, the New 2.0% Notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries;

•	are convertible into cash and shares, if any, of our common stock at an initial conversion rate of 14.6547 shares per $1,000 principal amount of the New 2.0% Notes (which represents a conversion price of approximately $68.24 per share) under the conditions and subject to such adjustments as are described under “—Conversion Rights;”

•	are redeemable by us for cash, at our option in whole or in part, beginning on August 1, 2010 at a redemption price equal to 100% of the principal amount of the New 2.0% Notes to be redeemed plus any accrued and unpaid interest, including contingent interest, to, but not including, the redemption date as described under “—Optional Redemption by Us;”

•	are subject to repurchase by us for cash at the option of the holders on August 1, 2010, August 1, 2013 and August 1, 2018, or upon a repurchase event (as defined below) as described under “—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a repurchase event;” and

•	are due on August 1, 2023, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders.

Notwithstanding anything to the contrary herein, any conversion of the New 2.0% Notes will be settled as set forth in “—Conversion Procedures—Conversion consideration.”

The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect the holders in the event of a highly leveraged transaction or a change of control of Invitrogen, except to the limited extent described under “—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a repurchase event” below.

The New 2.0% Notes are our senior unsecured obligations and rank equally in right of payment with all our existing and future unsecured and unsubordinated indebtedness, senior to our existing and future subordinated indebtedness. As of September 30, 2004, we had no secured indebtedness. The New 2.0% Notes are not guaranteed by any of our subsidiaries and, accordingly, the New 2.0% Notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. As of September 30, 2004, our subsidiaries had approximately $54.9 million of outstanding indebtedness and trade payables (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with U.S. generally accepted accounting principles) effectively ranking senior to the New 2.0% Notes. The $54.9 million includes approximately $18.5 million in aggregate indebtedness from our acquisition of BioReliance, that we carried as of September 30, 2004.

No sinking fund is provided for the New 2.0% Notes, and the New 2.0% Notes are not subject to defeasance. The New 2.0% Notes are issued only in registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

Holders may present definitive New 2.0% Notes for conversion, registration of transfer and exchange at our office or agency in New York City, which shall initially be the office of U.S. Bank Trust National Association, an affiliate of the trustee. For information regarding registration of transfer and exchange of global New 2.0% Notes, see “—Book-Entry Delivery and Settlement.” No service charge is required for any registration of transfer or exchange of New 2.0% Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange.

Interest

The New 2.0% Notes bear interest at a rate of 2% per annum from August 1, 2004. We also will pay contingent interest on the New 2.0% Notes in the circumstances described under “—Contingent Interest.” We will pay interest semi-annually on August 1 and February 1 of each year beginning February 1, 2005, to the holders of record at the close of business on the preceding July 15 and January 15, respectively. There are two exceptions to the preceding sentence:

•	In general, we will not pay accrued interest on any New 2.0% Notes that are converted. See “—Conversion Rights.” If a holder of New 2.0% Notes converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those New 2.0% Notes, notwithstanding the conversion of those New 2.0% Notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that the holder surrenders New 2.0% Notes for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date or (2) any overdue interest exists at the time of conversion with respect to the New 2.0% Notes converted, but only to the extent of the amount of such overdue interest. Accordingly, under those circumstances, a holder of New 2.0% Notes who chooses to convert those New 2.0% Notes on a date that is after a record date but prior to the corresponding interest payment date, will not be required to pay us, at the time that holder surrenders those New 2.0% Notes for conversion, the amount of interest it will receive on the interest payment date (but, with respect to preceding clause (2), the holder will be required to pay interest that is not overdue).

•	We will pay interest to a person other than the holder of record on the record date if we elect to redeem the New 2.0% Notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the New 2.0% Notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those New 2.0% Notes.

Except as provided below, we will pay interest on:

•	the global New 2.0% Note to DTC in immediately available funds;

•	any definitive New 2.0% Notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those New 2.0% Notes; and

•	any definitive New 2.0% Notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those New 2.0% Notes.

At maturity, interest on the definitive New 2.0% Notes will be payable at the office of the trustee as set forth above. We will make payments of interest at maturity on global New 2.0% Notes to DTC, in immediately available funds.

Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights

General

Holders may convert any outstanding New 2.0% Notes into cash and shares, if any, of our common stock, subject to the conditions described below, at an initial conversion rate of 14.6547 shares per $1,000 principal amount (which represents a conversion price of approximately $68.24 per share). See “Conversion Procedures—Conversion consideration.” The conversion rate is subject to adjustment as described below. We will not issue fractional shares, if any, of common stock upon conversion of the New 2.0% Notes. Instead, we will pay the cash value of such fractional shares based upon the sale price of our common stock on the business day immediately preceding the conversion date. Holders may convert New 2.0% Notes only in denominations of $1,000 principal amount and integral multiples thereof.

Holders may surrender New 2.0% Notes for conversion into cash and shares, if any, of our common stock prior to the stated maturity in the following circumstances:

•	during any fiscal quarter (beginning with the quarter ending December 31, 2004) if the sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day;

•	during any five consecutive trading day period immediately following any five consecutive trading day period (the “Note Measurement Period”) in which the average market price for the New 2.0% Notes was less than 97% of the product of the conversion rate then in effect for the New 2.0% Notes and the average sale price during the Note Measurement Period; provided, however, that if, at the time of conversion pursuant to this subsection, the closing sale price of our common stock is greater than 100% of the conversion price but equal to or less than 120% of the conversion price, then the holders will receive, in lieu of cash and shares, if any, of our common stock based on the applicable conversion rate, cash with a value equal to the principal amount of the New 2.0% Notes, which we refer to as the “principal value conversion”;

•	upon the occurrence of specified corporate transactions; or

•	if we have called the New 2.0% Notes for redemption.

The “sale price” of our common stock on any date means the official closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) as reported in composite transactions for the principal U.S. securities exchange on which the common stock is traded or, if the common stock is not listed on a U.S. national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation system or by the National Quotation Bureau Incorporated. In the absence of such a quotation, our board of directors will make a good faith determination of the sale price, which shall be conclusive. If a holder exercises its right to require us to repurchase its New 2.0% Notes as described under “—Repurchase of Notes at the Option of Holders,” such holder may convert its New 2.0% Notes into cash and shares, if any, of our common stock only if it withdraws its applicable repurchase notice and converts its New 2.0% Notes prior to the close of business on the business day immediately preceding the repurchase date.

The “market price” of a New 2.0% Note on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of New 2.0% Notes obtained by the bid solicitation agent for $1,000,000 principal amount of New 2.0% Notes at approximately 4:00 p.m., New York City time, on such determination date from three securities dealers unaffiliated with us that we select, provided that, if at least three such bids cannot be reasonably obtained by the bid solicitation agent, but two bids are obtained, then the average of the two bids will be used, and if only one such bid can be reasonably obtained by the bid solicitation agent, this one bid will be used. If:

•	the bid solicitation agent, through the exercise of reasonable efforts, is unable to obtain at least one bid from a securities dealer; or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the New 2.0% Notes,

then the market price of the New 2.0% Notes will equal (1) the then applicable conversion rate of the New 2.0% Notes multiplied by (2) the average sale price of our common stock on the five trading days ending on such determination date. The bid solicitation agent shall not be required to determine the market price of the New 2.0% Notes unless requested in writing by us.

The bid solicitation agent will initially be U.S. Bank National Association. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the New 2.0% Notes.

Conversion upon satisfaction of common stock market price conditions

A holder may surrender any of its New 2.0% Notes for conversion into cash and shares, if any, of our common stock during any fiscal quarter (beginning with the quarter ending December 31, 2003) if the sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day.

Conversion upon satisfaction of note market price conditions

A holder may surrender any of its New 2.0% Notes for conversion into cash and shares, if any, of our common stock during any five consecutive trading day period immediately following any five consecutive trading day period (the “Note Measurement Period”) in which the average market price for the New 2.0% Notes was less than 97% of the product of the conversion rate then in effect for the New 2.0% Notes and the average sale price during the Note Measurement Period; provided, however, that if, at the time of conversion pursuant to this subsection, the closing sale price of our common stock is greater than 100% of the conversion price but equal to or less than 120% of the conversion price, then the holders will receive, in lieu of cash and shares, if any, of our common stock based on the applicable conversion rate, cash with a value equal to the principal amount of the New 2.0% Notes, which we refer to as the “principal value conversion.”

Conversion upon specified corporate transactions

Even if the market price contingencies described above under “—Conversion upon satisfaction of common stock market price conditions” and “—Conversion upon satisfaction of note market price conditions” have not occurred, if we elect to

•	distribute to all holders of common stock certain rights or warrants entitling them to purchase shares of common stock at less than the sale price of the common stock at the time of the distribution of the rights, other than pursuant to a stockholder rights plan; or

•	distribute to all holders of our common stock our assets, cash, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15% of the closing price of the common stock on the day preceding the declaration date for such distribution;

we must notify the holders of New 2.0% Notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their New 2.0% Notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender New 2.0% Notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a New 2.0% Note into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its New 2.0% Note immediately prior to the transaction. If the transaction constitutes a “repurchase event,” as defined below, a holder can require us to purchase all or a portion of its New 2.0% Notes as described under “—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a repurchase event” instead of converting such New 2.0% Notes pursuant to this provision.

Conversion upon notice of redemption

A holder may surrender for conversion any New 2.0% Notes we call for redemption at any time prior to the close of business on the business day prior to the redemption date, even if the New 2.0% Notes are not otherwise convertible at that time. If a holder already has delivered a repurchase notice with respect to a New 2.0% Note, however, the holder may not surrender that New 2.0% Note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Procedures

By delivering to the holder cash payment and the number of shares, if any, issuable upon conversion, together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the New 2.0% Notes. That is, accrued interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest or any contingent interest.

If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those New 2.0% Notes, notwithstanding the conversion of New 2.0% Notes prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a New 2.0% Note, that if the holder surrenders any New 2.0% Notes for conversion during such period, such holder must pay us at the time such holder surrenders its New 2.0% Note for conversion an amount equal to the interest that has accrued and that will be paid on the New 2.0% Notes being converted on the interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date or (2) any overdue interest exists at the time of conversion with respect to the New 2.0% Notes converted but only to the extent of the amount of such overdue interest. Accordingly, under those circumstances, a holder of New 2.0% Notes who chooses to convert those New 2.0% Notes on a date that is after a record date but prior to the corresponding interest payment date, will not be required to pay us, at the time that holder surrenders those New 2.0% Notes for conversion, the amount of interest it will receive on the interest payment date (but, with respect to preceding clause (2), the holder will be required to pay interest that is not overdue).

Holders of New 2.0% Notes are not required to pay any taxes or duties relating to the issuance or delivery of our common stock, if any, upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock, if any, in a name other than the name of the holder of the New 2.0% Note. Certificates representing shares, if any, of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. We and each holder of a New 2.0% Note also agree that delivery to the holder of cash payment and the shares, if any, of common stock into which the New 2.0% Note is convertible will be treated as a payment (in an amount equal to the sum of the then fair market value of such shares and such cash payment if any) on the New 2.0% Note for purposes of the regulations governing contingent payment debt instruments. See “Certain United States Federal Income Tax Considerations.”

To convert interests in a global New 2.0% Note, the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert a definitive New 2.0% Note, the holder must:

•	complete and manually sign the conversion notice on the back of the New 2.0% Note (or a facsimile thereof);

•	deliver the completed conversion notice and the New 2.0% Note to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest, including contingent interest, on the New 2.0% Note to be converted to which the holder is not entitled, as described in the second preceding paragraph and below in “—Contingent Interest;” and

•	pay all taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The New 2.0% Notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares, if any, will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of New 2.0% Notes in book-entry form with DTC, which shares, if any, shall be delivered in accordance with DTC customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the conversion is effective.

If a holder exercises its right to require us to repurchase its New 2.0% Notes as described under “—Repurchase of Notes at the Option of Holders,” such holder may convert its New 2.0% Notes as provided above only if it withdraws its applicable repurchase notice and converts its New 2.0% Notes prior to the close of business on the business day immediately preceding the applicable repurchase date.

If we:

•	reclassify our common stock into other another class of stock (other than changes resulting from a subdivision or a combination); or

•	consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of all of our common stock receive cash, securities or other property (including cash or any combination thereof) with respect to or in exchange for all of their common stock), then at the effective time of the transaction, the right to convert a New 2.0% Note into cash and shares, if any, of our common stock will be changed into a right to convert a New 2.0% Note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such New 2.0% Notes immediately prior to the transaction. If the transaction constitutes a “repurchase event,” as defined below, the holder can require us to repurchase all or a portion of its New 2.0% Notes as described under “—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a repurchase event.”

Conversion consideration

If you surrender your notes for conversion, you will receive, in respect of each $1,000 of principal amount of New 2.0% Notes, cash in an amount equal to the lesser of (1) $1,000 or (2) the conversion value (as described below); and a number of shares of our common stock equal to the sum of the daily share amounts (calculated as described below) for each of the ten consecutive trading days in the applicable conversion reference period (as defined below); provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of the New 2.0% Notes.

The “applicable conversion reference period” means:

•	for New 2.0% Notes that are converted after we have specified a redemption date, the ten consecutive trading days beginning on the third trading day (as defined below) following the redemption date (in the case of a partial redemption, this clause applies only to those New 2.0% Notes which would be actually redeemed); or

•	in all other cases, the ten consecutive trading days beginning on the third trading day following the conversion date.

The “conversion value” is equal to (1) the applicable conversion rate, multiplied by (2) the average of the sale prices (as defined in “Conversion rights—General” above) of our common stock on each of the ten consecutive trading days in the applicable conversion reference period.

The “daily share amount” for each day in the applicable conversion reference period is equal to the greater of:

•	zero; or

•	a number of shares determined by the following formula:

(sale price on that trading day x applicable conversion rate) – $1,000

10 x sale price on that trading day

“Trading day” means a day during which trading in our common stock generally occurs and a closing sale price for our common stock is provided on the Nasdaq National Market or, if our common stock is not listed on the Nasdaq National Market, on the principal other Untied States national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded.

Conversion Rate Adjustments

We will adjust the conversion rate if any of the following events occur:

(1) we issue common stock as a dividend or distribution on our common stock to all holders of our common stock;

(2) we issue to all holders of our common stock rights or warrants to purchase our common stock or securities convertible into or exchangeable or exercisable for our common stock, which rights or warrants are exercisable for not more than 60 days, at less than the sale price of our common stock on the trading day immediately preceding the time of announcement of such issuance (other than pursuant to a stockholders rights plan);

(3) we subdivide or combine our common stock;

(4) we distribute to all holders of our common stock shares of our capital stock, evidences of our indebtedness or non-cash assets, including securities, but excluding:

•	rights or warrants listed in (2) above;

•	dividends or distributions listed in (1) above; and

•	any dividends or distributions paid exclusively in cash;

(5) we make distributions consisting exclusively of cash to all or substantially all holders of our common stock;

(6) we or one of our subsidiaries make a distribution of cash or other consideration in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

(7) someone other than us or one of our subsidiaries makes a payment of cash or other consideration in respect of a tender offer or exchange offer in which:

•	as of the closing date of the offer, our board of directors is not recommending rejection of the offer;

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of our common stock to more than 10% of the total shares of our common stock outstanding; and

•	such cash and the value of any such other consideration per share of our common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the principal national or regional exchange, the Nasdaq National Market or other market on which the securities are then listed or quoted.

If an adjustment to the conversion rate is required pursuant to paragraph (5) above, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which shall be the 10-day average closing sale price per share of our common stock on the record date, and (2) the denominator of which shall be the same price per share on the record date less the amount of the distribution.

To the extent that we have a rights plan in effect upon conversion of the New 2.0% Notes into common stock, the holder will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions, and no adjustments to the conversion rate will be made, except in limited circumstances.

We will not make any adjustment to the conversion rate if holders of New 2.0% Notes may participate in the transactions described above without conversion, or in certain other cases.

To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests.

Any such determination by our board will be conclusive. We would give holders at least 15 days notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock distribution.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate.

Contingent Interest

Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of New 2.0% Notes during any six-month period from August 1 to January 31 and from February 1 to July 31, commencing with the six-month period beginning on August 1, 2010 if the average market price of a New 2.0% Note (as described under “—Conversion Rights—General”) for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the New 2.0% Note.

The amount of contingent interest payable per New 2.0% Note with respect to any six-month period will equal 0.35% of the average market price of such New 2.0% Note for the five trading day period referred to above.

We will pay contingent interest, if any, in the same manner as we will pay interest described above under “—Interest” and a holder’s obligations in respect of the payment of contingent interest in connection with the conversion of any New 2.0% Notes will also be the same as described above under “—Interest.”

Upon determination that holders of New 2.0% Notes will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of New 2.0% Notes and disseminate a press release through a public medium that is customary for such press releases.

Under the indenture governing the New 2.0% Notes, we and each holder of the New 2.0% Notes agree, for United States federal income tax purposes, to treat the New 2.0% Notes as indebtedness that is subject to Treasury Regulations governing contingent payment debt instruments.

Payment At Maturity

Each holder of $1,000 principal amount of the New 2.0% Notes shall be entitled to receive $1,000, and accrued and unpaid interest, including contingent interest, if any, at maturity.

Optional Redemption By Us

Prior to August 1, 2010, the New 2.0% Notes will not be redeemable at our option. Beginning on August 1, 2010, we may redeem the New 2.0% Notes for cash at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the New 2.0% Notes to be redeemed plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the redemption date.

We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of New 2.0% Notes. New 2.0% Notes or portions of New 2.0% Notes called for redemption are convertible by the holder until the close of business on the business day prior to the redemption date.

If we do not redeem all of the New 2.0% Notes, the trustee will select the New 2.0% Notes to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any New 2.0% Notes are to be redeemed in part only, we will issue a new New 2.0% Note or New 2.0% Notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of a holder’s New 2.0% Notes is selected for partial redemption and the holder converts a portion of its New 2.0% Notes, the converted portion will be deemed to be taken from the portion selected for redemption.

If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those New 2.0% Notes, notwithstanding the conversion of New 2.0% Notes prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a New 2.0% Note, that if the holder surrenders any New 2.0% Notes for conversion during such period, such holder must pay us at the time such holder surrenders its New 2.0% Note for conversion an amount equal to the interest that has accrued and that will be paid on the New 2.0% Notes being converted on the interest payment date. The preceding sentence does not apply, however, to a holder that converts New 2.0% Notes that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem New 2.0% Notes on a date that is after a record date for the payment of interest on New 2.0% Notes of any holder, and such holder chooses to convert those New 2.0% Notes, the holder will not be required to pay us, at the time that holder surrenders those New 2.0% Notes for conversion, the amount of interest it will receive on the interest payment date.

We may, to the extent permitted by applicable law, at any time purchase New 2.0% Notes in the open market or by tender at any price or by private agreement. Any New 2.0% Note that we so purchase may be surrendered to the trustee for cancellation. Any New 2.0% Notes we repurchase may not be reissued or resold. Any New 2.0% Notes surrendered to the trustee would promptly be canceled.

Repurchase Of Notes At The Option Of Holders

Optional put

On each of August 1, 2010, August 1, 2013 and August 1, 2018, a holder may require us to repurchase any outstanding New 2.0% Notes for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price equal to 100% of the principal amount of those New 2.0% Notes plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the repurchase date. Holders may submit their New 2.0% Notes for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day immediately preceding the repurchase date.

We will pay the repurchase price for any New 2.0% Notes submitted for repurchase by us on August 1, 2010, August 1, 2013 and August 1, 2018 in cash.

We are required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their New 2.0% Notes as described below. The repurchase notice given by each holder electing to require us to repurchase New 2.0% Notes shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

•	if certificated, the certificate numbers of the holders’ New 2.0% Notes to be delivered for repurchase;

•	the portion of the principal amount of New 2.0% Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the New 2.0% Notes are to be repurchased by us pursuant to the applicable provisions of the New 2.0% Notes and the indenture.

If New 2.0% Notes are not in certificated form, a holder’s repurchase notice must comply with appropriate DTC procedures.

A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

•	the principal amount of New 2.0% Notes being withdrawn;

•	if certificated, the certificate numbers of the New 2.0% Notes being withdrawn; and

•	the principal amount, if any, of the New 2.0% Notes that remain subject to the repurchase notice.

If New 2.0% Notes are not in certificated form, a holder’s repurchase notice must comply with appropriate DTC procedures.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

Our obligation to pay the purchase price for New 2.0% Notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the New 2.0% Notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the New 2.0% Notes to be paid promptly following the later of the repurchase date or the time of delivery of the New 2.0% Notes, together with such endorsements.

If the paying agent holds money sufficient to pay the repurchase price of the New 2.0% Notes for which a repurchase notice has been delivered on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the New 2.0% Notes will cease to be outstanding and interest, including contingent interest, if any, on the New 2.0% Notes will cease to accrue, whether or not the New 2.0% Notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the New 2.0% Notes.

Our ability to repurchase New 2.0% Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the New 2.0% Notes that might be delivered by holders of New 2.0% Notes seeking to exercise the repurchase right. See “Risk Factors —We may be unable to repay or repurchase the New 2.0% Notes at maturity, upon a conversion, repurchase event or exercise of your put option.” Our failure to repurchase the New 2.0% Notes when required would result in an event of default with respect to the New 2.0% Notes. Such an event of default may, in turn, cause a default under our other indebtedness.

Repurchase of notes at the option of holders upon a repurchase event

If a repurchase event (as defined below) occurs prior to August 1, 2010, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s New 2.0% Notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of such New 2.0% Notes tendered, plus any accrued and unpaid interest (including contingent interest, if any) to, but excluding, the repurchase date (“repurchase event repurchase price”). We will be required to repurchase the New 2.0% Notes no later than 30 days after notice of a repurchase event has been mailed as described below. We refer to this date as the “repurchase date.”

Within 20 business days after the occurrence of a repurchase event, we must mail to the trustee and to all holders of New 2.0% Notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the repurchase event, which notice must state, among other things:

•	the events causing a repurchase event;

•	the date of such repurchase event;

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase event repurchase price;

•	the repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate, and any adjustments to the conversion rate that will result from the repurchase event;

•	that New 2.0% Notes with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

To exercise this right, the holder must transmit to the paying agent a written notice, and such repurchase notice must be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date. The repurchase notice must state:

•	the certificate numbers of the New 2.0% Notes to be delivered by the holder, if applicable;

•	the portion of the principal amount of New 2.0% Notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that such New 2.0% Notes are being tendered for repurchase pursuant to the repurchase event provisions of the indenture.

A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the principal amount of New 2.0% Notes being withdrawn;

•	the certificate numbers of the New 2.0% Notes being withdrawn, if applicable; and

•	the principal amount, if any, of the New 2.0% Notes that remain subject to a repurchase notice.

Our obligation to pay the repurchase event repurchase price for a New 2.0% Note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the New 2.0% Note, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase event repurchase price for such New 2.0% Note to be paid promptly following the later of the repurchase date or the time of delivery of such New 2.0% Note.

If the paying agent holds money sufficient to pay the repurchase event repurchase price of a New 2.0% Note on the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, interest on such New 2.0% Note will cease to accrue, whether or not the New 2.0% Note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the New 2.0% Note.

A “repurchase event” shall be deemed to have occurred upon the occurrence of either a “change of control” or a “termination of trading.”

A “change of control” will be deemed to have occurred at such time as:

•	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote in the election of directors and warrants and options to acquire such capital stock, calculated on a fully diluted basis (“voting stock”);

•	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own” immediately after such transaction, directly or indirectly, shares of voting stock representing not less than a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving corporation in substantially the same proportion as such ownership prior to the transaction;

•	at any time the following persons cease for any reason to constitute a majority of our board of directors:

•	individuals who on the issue date of the New 2.0% Notes constituted our board of directors; and

•	any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by at least a majority of the directors then still in office who were either directors on the issue date of the New 2.0% Notes or whose election or nomination for election was previously so approved;

•	the sale, lease, transfer or other conveyance or disposition, in one or a series of related transactions, of all or substantially all of our assets or property to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, including Rule 13d-5); or

•	we are liquidated or dissolved, or our stockholders approve any plan or proposal for our liquidation or dissolution.

However, a change of control will not be deemed to have occurred if either:

•	the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such trading day; or

•	in the case of a merger or consolidation, at least 95% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the New 2.0% Notes become convertible solely into such common stock.

A “termination of trading” shall occur if our common stock (or other common stock into which the New 2.0% Notes are then convertible) is not listed for trading on a United States national securities exchange, quoted on the Nasdaq National Market or approved for trading on an established automated over-the-counter trading market in the United States.

In connection with any repurchase offer due to a repurchase event, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

The question of whether “all or substantially all” of our assets have been disposed of will be interpreted under applicable law and will likely be dependent upon the particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a disposition of “all or substantially all” of our assets (and consequently, a repurchase event) has occurred, in which case a holder’s ability to require us to purchase their New 2.0% Notes upon such an event may be impaired.

Our ability to pay cash to the holders of the New 2.0% Notes upon a repurchase may be limited by financial covenants contained in our other existing or future indebtedness. Our failure to repurchase the New 2.0% Notes when required would result in an event of default with respect to the New 2.0% Notes. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase event repurchase price for all New 2.0% Notes delivered by holders seeking to exercise the repurchase right.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including other senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the New 2.0% Notes.

The repurchase feature of the New 2.0% Notes would not necessarily afford holders of the New 2.0% Notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the New 2.0% Notes. In addition, the repurchase feature of the New 2.0% Notes may in certain circumstances impede or discourage a takeover of our company. We are not aware, however, of any specific current effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise.

Events Of Default

Each of the following constitutes an event of default with respect to the New 2.0% Notes:

•	default in the payment when due of any principal (or premium, if any) of any of the New 2.0% Notes at maturity, upon redemption or exercise of a repurchase right;

•	default in the payment of any interest when due (including contingent interest, if any) under the New 2.0% Notes, which default continues for 30 days;

•	default in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right;

•	default in our obligation to repurchase New 2.0% Notes at the option of holders upon a repurchase event;

•	our failure to comply with any of our other agreements in the New 2.0% Notes or the indenture upon our receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount at maturity of the New 2.0% Notes, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•	we fail or any of our significant subsidiaries fails to make any payment at maturity on any indebtedness, including any applicable grace periods, in an amount in excess of $35.0 million in the aggregate for all such indebtedness and such amount has not been paid or discharged within 30 days after notice is given in accordance with the indenture;

•	a default by us or any of our significant subsidiaries on any indebtedness that results in the acceleration of indebtedness in an amount in excess of $35.0 million in the aggregate for all such indebtedness, without this indebtedness being discharged or the acceleration being rescinded or annulled within 30 days after notice is given in accordance with the indenture; or

•	certain events of bankruptcy, insolvency or reorganization affecting us or any or our “significant subsidiaries” (as such term is defined in Rule 1-02(w) of Regulation S-X).

If an event of default (other than in the case of certain events of bankruptcy or insolvency, as described below) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the New 2.0% Notes then outstanding may declare the principal amount of the New 2.0% Notes then outstanding plus any interest (including contingent interest) on the New 2.0% Notes accrued and unpaid through the date of such declaration to be immediately due and payable. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the New 2.0% Notes then outstanding may, under certain circumstances, rescind and annul such acceleration. In the case of certain events of bankruptcy or insolvency, the principal amount of the New 2.0% Notes then outstanding together with any accrued and unpaid cash interest (including contingent interest) through the occurrence of such event shall automatically become and be immediately due and payable.

We are required to provide the trustee, within 90 days after the end of each fiscal year (beginning with the fiscal year ended December 31, 2004), a certificate of one of our executive officers, certifying that to that person’s knowledge we have complied with all our covenants and conditions under the indenture and whether such person knows of any events of default.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding New 2.0% Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the New 2.0% Notes.

Mergers And Sales Of Assets

The New 2.0% Note provides that we may not consolidate or merge with or into, or sell, assign, convey, transfer or lease our properties and assets substantially in their entirety (computed on a consolidated basis) to, another corporation, person or entity unless (1) either (a) in the case of a merger or consolidation, we are the surviving person or (b) the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture, all of our obligations under the New 2.0% Notes and the indenture, and (2) immediately after such transaction, no default or event of default shall exist.

This covenant includes a phrase relating to the sale, assignment, conveyance, transfer or lease of “the properties and assets of the Company substantially as an entirety.” There is no precise, established definition of this phrase under applicable law. Accordingly, there may be uncertainty as to whether a sale, assignment, conveyance, transfer or lease of less than all our properties and assets is subject to this covenant.

Modification And Waiver

We and the trustee may modify or amend the indenture or New 2.0% Notes with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding New 2.0% Notes; provided, however, that no such modification or amendment may, without the written consent or the affirmative vote of the holder of each New 2.0% Note affected thereby:

•	change the stated maturity of the principal of, or any premium due on, or any installment of interest, including contingent interest, if any, on or with respect to the New 2.0% Notes;

•	reduce the principal amount of, repurchase price, repurchase event repurchase price or redemption price of or interest on any New 2.0% Note;

•	adversely affect the right of holders (1) to convert or (2) to require us to repurchase any of the New 2.0% Notes;

•	alter the manner of calculation or rate of accrual of interest (including contingent interest) or redemption price, repurchase event repurchase price or repurchase price on any New 2.0% Note or extend the time or payment of any such amount;

•	impair the right to institute suit for the enforcement of any repurchase of, payment on or with respect to, or conversion of any New 2.0% Note, including any payment on or after the stated maturity of the New 2.0% Notes, in the case of redemption, on or after the redemption date or, in the case of repurchase at the option of any holder, on or after the repurchase date or repurchase event repurchase date;

•	modify the optional redemption provisions in a manner that adversely affects the holders;

•	change the place of payment or the coin or currency in which the principal of or any premium or interest with respect to the New 2.0% Notes is payable;

•	reduce the percentage in principal amount of the outstanding New 2.0% Notes, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the indenture; or

•	modify any of the above provisions, except to increase any of the percentages for holder action or to provide that certain indenture provisions cannot be modified or waived without the consent of the holder of each outstanding New 2% Note.

We and the trustee may modify or amend the indenture and the New 2.0% Notes without the consent of any holder in order to, among other things:

•	provide for our successor pursuant to a consolidation, merger or sale of assets;

•	add to our covenants for the benefit of the holders of all or any of the New 2.0% Notes or to surrender any right or power conferred upon us by the indenture;

•	provide for a successor trustee with respect to the New 2.0% Notes;

•	cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which, in each case, will not be inconsistent with the indentures provisions and will not adversely affect the interests of the holders of the New 2.0% Notes;

•	add any additional events of default with respect to all or any of the New 2.0% Notes;

•	secure the New 2.0% Notes;

•	comply with the SEC’s requirements in order to effect or maintain the indenture’s qualification under the TIA;

•	increase the conversion rate or reduce the conversion price, provided that the increase or reduction, as the case may be, is in accordance with the terms of the indenture and will not adversely affect the interests of the holders of the New 2.0% Notes;

•	supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the discharge of the New 2.0% Notes, provided that such change or modification does not adversely affect the interests of the holders of the New 2.0% Notes; or

•	add or modify any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of New 2.0% Notes.

The holders of not less than a majority in aggregate principal amount of the outstanding New 2.0% Notes may, on behalf of the holders of all of the New 2.0% Notes, waive any past default and its consequences under the indenture, except a default (1) in the payment of the principal of or any premium or interest (including contingent interest) on or with respect to the New 2.0% Notes or the payment of the redemption price, repurchase price or repurchase event repurchase price or (2) in respect of a covenant or provision that cannot be modified without the consent of the holder of each New 2.0% Note affected thereby.

Calculations In Respect Of The New 2.0% Notes

We or our agents are responsible for making all calculations called for under the New 2.0% Notes. These calculations include, but are not limited to, determination of the market price of the New 2.0% Notes and our common stock, and amounts of contingent interest payments, if any, on the New 2.0% Notes, and the projected payment schedule. See “Certain United States Federal Income Tax Considerations.” We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of New 2.0% Notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

The Trustee, Paying Agent, Transfer Agent And Bid Solicitation Agent

U.S. Bank National Association is the trustee under the indenture. The trustee and its affiliates also perform and may in the future perform certain banking and other services for us in the ordinary course of their business. The trustee will be the paying agent, conversion agent, transfer agent and bid solicitation agent for the New 2.0% Notes.

Form, Denomination And Registration Of New 2.0% Notes

The New 2.0% Notes have been issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in the form of both global securities and, in certain limited circumstances, if any, certificated securities, as further provided below. See “—Book-Entry Delivery and Settlement” for more information.

No service charge will be imposed in connection with any transfer or exchange of any New 2.0% Note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Book-Entry Delivery And Settlement

We will issue the New 2.0% Notes in the form of one or more permanent global New 2.0% Notes in definitive, fully registered, book-entry form. The global New 2.0% Notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither Invitrogen, nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	Upon deposit of the global New 2.0% Notes with DTC or its custodian, DTC credited on its internal system the accounts of direct participants designated by the Exchange Agent with portions of the principal amounts of the global New 2.0% Notes.

•	Ownership of the New 2.0% Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the New 2.0% Notes represented by a global New 2.0% Note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in New 2.0% Notes represented by a global New 2.0% Note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global New 2.0% Note, DTC or that nominee will be considered the sole owner or holder of the New 2.0% Notes represented by that global New 2.0% Note for all purposes under the indenture and under the New 2.0% Notes. Except as provided below, owners of beneficial interests in a global New 2.0% Note will not be entitled to have New 2.0% Notes represented by that global New 2.0% Note registered in their names, will not receive or be entitled to receive physical delivery of certificated New 2.0% Notes and will not be considered the owners or holders thereof under the indenture or under the New 2.0% Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global New 2.0% Note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of New 2.0% Notes under the indenture or the global New 2.0% Notes.

New 2.0% Notes represented by a global security will be exchangeable for registered certificated securities with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing.

Neither Invitrogen nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of New 2.0% Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the New 2.0% Notes.

DTC has advised us that it will take any action permitted to be taken by a holder of New 2.0% Notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of New 2.0% Notes as to which such participant or participants has or have given such direction.

Payments on the New 2.0% Notes represented by the global New 2.0% Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the New 2.0% Notes represented by a global New 2.0% Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global New 2.0% Note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global New 2.0% Note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Payments on the New 2.0% Notes represented by the global New 2.0% Note will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

DESCRIPTION OF THE NEW 1.5% NOTES

We will issue the New 1.5% Notes under an indenture to be dated December     , 2004 between us and U.S. Bank National Association as trustee. Initially, the trustee will also act as paying agent, conversion agent, transfer agent and bid solicitation agent for the New 1.5% Notes. The following summarizes some, but not all, provisions of the New 1.5% Notes and the indenture. We urge you to read the indenture because the indenture, and not this description, defines your rights as a holder of the New 1.5% Notes. The form of indenture and the form of certificate evidencing the New 1.5% Notes are being filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

In this section of the prospectus entitled “Description of the New 1.5% Notes,” when we refer to “Invitrogen,” “we,” “our,” or “us,” we are referring to Invitrogen Corporation, a Delaware corporation, and not any of its subsidiaries.

General

The New 1.5% Notes offered hereby:

•	are our 1.5% Convertible Senior Notes due February 15, 2024;

•	are limited to $450,000,000 in aggregate principal amount;

•	bear interest at a per annum rate of 1.5%, payable semi-annually on each August 15 and February 15, beginning February 15, 2005;

•	accrue contingent interest, which may be payable as set forth below under “—Contingent Interest;”

•	are issued only in denominations of $1,000 principal amount and integral multiples thereof;

•	are senior unsecured obligations of Invitrogen and rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness, senior to our existing and future subordinated indebtedness; as indebtedness of Invitrogen, the New 1.5% Notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries;

•	are convertible into cash and shares, if any, of our common stock at an initial conversion rate of 9.8015 shares per $1,000 principal amount of the New 1.5% Notes (which represents a conversion price of approximately $102.03 per share) under the conditions and subject to such adjustments as are described under “—Conversion Rights”;

•	are redeemable by us for cash, at our option in whole or in part, beginning on February 15, 2012 at a redemption price equal to 100% of the principal amount of the New 1.5% Notes to be redeemed plus any accrued and unpaid interest, including contingent interest, to, but not including, the redemption date as described under “—Optional Redemption by Us”;

•	are subject to repurchase by us for cash at the option of the holders on February 15, 2012, February 15, 2017 and February 15, 2022, or upon a repurchase event (as defined below) as described under “—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a repurchase event”; and

•	are due on February 15, 2024, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders.

Notwithstanding anything to the contrary herein, any conversion of the New 1.5% Notes will be settled as set forth in “—Conversion Procedures—Conversion consideration.”

The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect the holders in the event of a highly leveraged transaction or a change of control of Invitrogen, except to the limited extent described under “—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a repurchase event” below.

The New 1.5% Notes are our senior unsecured obligations and rank equally in right of payment with all our existing and future unsecured and unsubordinated indebtedness, senior to our existing and future subordinated indebtedness. As of September 30, 2004, we had no secured indebtedness. The New 1.5% Notes are not guaranteed by any of our subsidiaries and, accordingly, the New 1.5% Notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. As of September 30, 2004, our subsidiaries had approximately $54.9 million of outstanding indebtedness and trade payables (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with U.S. generally accepted accounting principles) effectively ranking senior to the New 1.5% Notes. The $54.9 million includes approximately $18.5 million in aggregate indebtedness from our acquisition of BioReliance, that we carried as of September 30, 2004.

No sinking fund is provided for the New 1.5% Notes, and the New 1.5% Notes are not subject to defeasance. The New 1.5% Notes are issued only in registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

Holders may present definitive New 1.5% Notes for conversion, registration of transfer and exchange at our office or agency in New York City, which shall initially be the office of U.S. Bank Trust National Association, an affiliate of the trustee. For information regarding registration of transfer and exchange of global New 1.5% Notes, see “—Book-Entry Delivery and Settlement.” No service charge is required for any registration of transfer or exchange of New 1.5% Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange.

Interest

The New 1.5% Notes bear interest at a rate of 1.5% per annum from August 15, 2004. We also will pay contingent interest on the New 1.5% Notes in the circumstances described under “—Contingent Interest.” We will pay interest semi-annually on February 15 and August 15 of each year beginning February 15, 2005, to the holders of record at the close of business on the preceding February 1 and August 1, respectively. There are two exceptions to the preceding sentence:

•	In general, we will not pay accrued interest on any New 1.5% Notes that are converted. See “—Conversion Rights.” If a holder of New 1.5% Notes converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those New 1.5% Notes, notwithstanding the conversion of those New 1.5% Notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that the holder surrenders New 1.5% Notes for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date or (2) any overdue interest exists at the time of conversion with respect to the New 1.5% Notes converted, but only to the extent of the amount of such overdue interest. Accordingly, under those circumstances, a holder of New 1.5% Notes who chooses to convert those New 1.5% Notes on a date that is after a record date but prior to the corresponding interest payment date, will not be required to pay us, at the time that holder surrenders those New 1.5% Notes for conversion, the amount of interest it will receive on the interest payment date (but, with respect to preceding clause (2), the holder will be required to pay interest that is not overdue).

•	We will pay interest to a person other than the holder of record on the record date if we elect to redeem the New 1.5% Notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the New 1.5% Notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those New 1.5% Notes.

Except as provided below, we will pay interest on:

•	the global New 1.5% Note to DTC in immediately available funds;

•	any definitive New 1.5% Notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those New 1.5% Notes; and

•	any definitive New 1.5% Notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those New 1.5% Notes.

At maturity, interest on the definitive New 1.5% Notes will be payable at the office of the trustee as set forth above. We will make payments of interest at maturity on global New 1.5% Notes to DTC, in immediately available funds.

Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights

General

Holders may convert any outstanding New 1.5% Notes into cash and shares, if any, of our common stock, subject to the conditions described below, at an initial conversion rate of 9.8015 shares per $1,000 principal amount (which represents a conversion price of approximately $102.03 per share). See “—Conversion Procedures—Conversion consideration.” The conversion rate is subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of the New 1.5% Notes. Instead, we will pay the cash value of such fractional shares based upon the sale price of our common stock on the business day immediately preceding the conversion date. Holders may convert New 1.5% Notes only in denominations of $1,000 principal amount and integral multiples thereof.

Holders may surrender New 1.5% Notes for conversion into cash and shares, if any, of our common stock prior to the stated maturity in the following circumstances:

•	during any fiscal quarter (beginning with the quarter ending December 31, 2004) if the sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day;

•	during any five consecutive trading day period immediately following any five consecutive trading day period (the “Note Measurement Period”) in which the average market price for the New 1.5% Notes was less than 97% of the product of the conversion rate then in effect for the New 1.5% Notes and the average sale price during the Note Measurement Period; provided, however, that if, at the time of conversion pursuant to this subsection, the closing sale price of our common stock is greater than 100% of the conversion price but equal to or less than 120% of the conversion price, then the holders will receive, in lieu of cash and shares, if any, of our common stock based on the applicable conversion rate, cash with a value equal to the principal amount of the New 1.5% Notes, which we refer to as the “principal value conversion”;

•	upon the occurrence of specified corporate transactions; or

•	if we have called the New 1.5% Notes for redemption.

The “sale price” of our common stock on any date means the official closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) as reported in composite transactions for the principal U.S. securities exchange on which the common stock is traded or, if the common stock is not listed on a U.S. national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation system or by the National Quotation Bureau Incorporated. In the absence of such a quotation, our board of directors will make a good faith determination of the sale price, which shall be conclusive. If a holder exercises its right to require us to repurchase its New 1.5% Notes as described under “—Repurchase of Notes at the Option of Holders,” such holder may convert its New 1.5% Notes into cash and shares, if any, of our common stock only if it withdraws its applicable repurchase notice and converts its New 1.5% Notes prior to the close of business on the business day immediately preceding the repurchase date.

The “market price” of a New 1.5% Note on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of New 1.5% Notes obtained by the bid solicitation agent for $1,000,000 principal amount of New 1.5% Notes at approximately 4:00 p.m., New York City time, on such determination date from three securities dealers unaffiliated with us that we select, provided that, if at least three such bids cannot be reasonably obtained by the bid solicitation agent, but two bids are obtained, then the average of the two bids will be used, and if only one such bid can be reasonably obtained by the bid solicitation agent, this one bid will be used. If:

•	the bid solicitation agent, through the exercise of reasonable efforts, is unable to obtain at least one bid from a securities dealer; or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the New 1.5% Notes,

then the market price of the New 1.5% Notes will equal (1) the then applicable conversion rate of the New 1.5% Notes multiplied by (2) the average sale price of our common stock on the five trading days ending on such determination date. The bid solicitation agent shall not be required to determine the market price of the New 1.5% Notes unless requested in writing by us.

The bid solicitation agent will initially be U.S. Bank National Association. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers, that are believed by us to be willing to bid for the New 1.5% Notes.

Conversion upon satisfaction of common stock market price conditions

A holder may surrender any of its New 1.5% Notes for conversion into cash and shares, if any, of our common stock during any fiscal quarter (beginning with the quarter ending June 30, 2004) if the sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day.

Conversion upon satisfaction of note market price conditions

A holder may surrender any of its New 1.5% Notes for conversion into cash and shares, if any, of our common stock during any five consecutive trading day period immediately following any five consecutive trading day period (the “Note Measurement Period”) in which the average market price for the New 1.5% Notes was less than 97% of the product of the conversion rate then in effect for the New 1.5% Notes and the average sale price during the Note Measurement Period; provided, however, that if, at the time of conversion pursuant to this subsection, the closing sale price of our common stock is greater than 100% of the conversion price but equal to or less than 120% of the conversion price, then the holders will receive, in lieu of cash and shares, if any, of our common stock based on the applicable conversion rate, cash with a value equal to the principal amount of the New 1.5% Notes, which we refer to as the “principal value conversion.”

Conversion upon specified corporate transactions

Even if the market price contingencies described above under “—Conversion upon satisfaction of common stock market price conditions” and “—Conversion upon satisfaction of note market price conditions” have not occurred, if we elect to

•	distribute to all holders of common stock certain rights or warrants entitling them to purchase shares of common stock at less than the sale price of the common stock at the time of the distribution of the rights, other than pursuant to a stockholder rights plan; or

•	distribute to all holders of our common stock our assets, cash, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15% of the closing price of the common stock on the day preceding the declaration date for such distribution, we must notify the holders of New 1.5% Notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their New 1.5% Notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender New 1.5% Notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a New 1.5% Note into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its New 1.5% Note immediately prior to the transaction. If the transaction constitutes a “repurchase event,” as defined below, a holder can require us to purchase all or a portion of its New 1.5% Notes as described under “—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a repurchase event” instead of converting such New 1.5% Notes pursuant to this provision.

Conversion upon notice of redemption

A holder may surrender for conversion any New 1.5% Notes we call for redemption at any time prior to the close of business on the business day prior to the redemption date, even if the New 1.5% Notes are not otherwise convertible at that time. If a holder already has delivered a repurchase notice with respect to a New 1.5% Note, however, the holder may not surrender that New 1.5% Note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Procedures

By delivering to the holder cash payment and the number of shares, if any, issuable upon conversion, together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the New 1.5% Notes. That is, accrued interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest or any contingent interest.

If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those New 1.5% Notes, notwithstanding the conversion of New 1.5% Notes prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a New 1.5% Note, that if the holder surrenders any New 1.5% Notes for conversion during such period, such holder must pay us at the time such holder surrenders its New 1.5% Note for conversion an amount equal to the interest that has accrued and that will be paid on the New 1.5% Notes being converted on the interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date or (2) any overdue interest exists at the time of conversion with respect to the New 1.5% Notes converted but only to the extent of the amount of such overdue interest. Accordingly, under those circumstances, a holder of New 1.5% Notes who chooses to convert those New 1.5% Notes on a date that is after a record date but prior to the corresponding interest payment date, will not be required to pay us, at the time that holder surrenders those New 1.5% Notes for conversion, the amount of interest it will receive on the interest payment date (but, with respect to preceding clause (2), the holder will be required to pay interest that is not overdue).

Holders of New 1.5% Notes are not required to pay any taxes or duties relating to the issuance or delivery of our common stock, if any, upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the New 1.5% Note. Certificates representing shares, if any, of our common stock, if any, will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. We and each holder of a New 1.5% Note also agree that delivery to the holder of cash payment and the shares, if any, of common stock into which the New 1.5% Note is convertible, will be treated as a payment (in an amount equal to the sum of the then fair market value of such shares and such cash payment if any) on the New 1.5% Note for purposes of the regulations governing contingent payment debt instruments. See “Certain United States Federal Income Tax Considerations.”

To convert interests in a global New 1.5% Note, the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert a definitive New 1.5% Note, the holder must:

•	complete and manually sign the conversion notice on the back of the New 1.5% Note (or a facsimile thereof);

•	deliver the completed conversion notice and the New 1.5% Note to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest, including contingent interest, on the New 1.5% Note to be converted to which the holder is not entitled, as described in the second preceding paragraph and below in “—Contingent Interest;” and

•	pay all taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The New 1.5% Notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares, if any, will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of New 1.5% Notes in book-entry form with DTC, which shares, if any, shall be delivered in accordance with DTC customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the conversion is effective.

If a holder exercises its right to require us to repurchase its New 1.5% Notes as described under “—Repurchase of Notes at the Option of Holders,” such holder may convert its New 1.5% Notes as provided above only if it withdraws its applicable repurchase notice and converts its New 1.5% Notes prior to the close of business on the business day immediately preceding the applicable repurchase date.

If we:

•	reclassify our common stock into other another class of stock (other than changes resulting from a subdivision or a combination), or

•	consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of all of our common stock receive cash, securities or other property (including cash or any combination thereof) with respect to or in exchange for all of their common stock), then at the effective time of the transaction, the right to convert a New 1.5% Note into cash and shares, if any, of our common stock will be changed into a right to convert a New 1.5% Note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such New 1.5% Notes immediately prior to the transaction. If the transaction constitutes a “repurchase event,” as defined below, the holder can require us to repurchase all or a portion of its New 1.5% Notes as described under “—Repurchase of Notes at the Option of Holders—Repurchase of notes at the option of holders upon a repurchase event.”

Conversion consideration

If you surrender your notes for conversion, you will receive, in respect of each $1,000 of principal amount of New 1.5% Notes, cash in an amount equal to the lesser of (1) $1,000 or (2) the conversion value (as described below); and a number of shares of our common stock equal to the sum of the daily share amounts (calculated as described below) for each of the ten consecutive trading days in the applicable conversion reference period (as defined below); provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of the New 1.5% Notes.

The “applicable conversion reference period” means:

•	for New 1.5% Notes that are converted after we have specified a redemption date, the ten consecutive trading days beginning on the third trading day (as defined below) following the redemption date (in the case of a partial redemption, this clause applies only to those notes which would be actually redeemed); or

•	in all other cases, the ten consecutive trading days beginning on the third trading day following the conversion date.

The “conversion value” is equal to (1) the applicable conversion rate, multiplied by (2) the average of the sale prices (as defined in “Conversion Rights— General” above) of our common stock on each of the ten consecutive trading days in the applicable conversion reference period.

The “daily share amount” for each day in the applicable conversion reference period is equal to the greater of:

•	zero; or

•	a number of shares determined by the following formula:

(sale price on that trading day x applicable conversion rate) – $1,000

10 x sale price on that trading day

“Trading day” means a day during which trading in our common stock generally occurs and a closing sale price for our common stock is provided on the Nasdaq National Market or, if our common stock is not listed on the Nasdaq National Market, on the principal other Untied States national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded.

Conversion Rate Adjustments

We will adjust the conversion rate if any of the following events occur:

(1)	we issue common stock as a dividend or distribution on our common stock to all holders of our common stock;

(2)	we issue to all holders of our common stock rights or warrants to purchase our common stock or securities convertible into or exchangeable or exercisable for our common stock, which rights or warrants are exercisable for not more than 60 days, at less than the sale price of our common stock on the trading day immediately preceding the time of announcement of such issuance (other than pursuant to a stockholders rights plan);

(3)	we subdivide or combine our common stock;

(4)	we distribute to all holders of our common stock shares of our capital stock, evidences of our indebtedness or non-cash assets, including securities, but excluding:

•	rights or warrants listed in (2) above;

•	dividends or distributions listed in (1) above; and

•	any dividends or distributions paid exclusively in cash;

(5)	we make distributions consisting exclusively of cash to all or substantially all holders of our common stock;

(6)	we or one of our subsidiaries make a distribution of cash or other consideration in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

(7)	someone other than us or one of our subsidiaries makes a payment of cash or other consideration in respect of a tender offer or exchange offer in which:

•	as of the closing date of the offer, our board of directors is not recommending rejection of the offer;

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of our common stock to more than 10% of the total shares of our common stock outstanding; and

•	such cash and the value of any such other consideration per share of our common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the principal national or regional exchange, the Nasdaq National Market or other market on which the securities are then listed or quoted.

If an adjustment to the conversion rate is required pursuant to paragraph (5) above, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which shall be the 10-day average closing sale price per share of our common stock on the record date, and (2) the denominator of which shall be the same price per share on the record date less the amount of the distribution.

To the extent that we have a rights plan in effect upon conversion of the New 1.5% Notes into common stock, the holder will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions, and no adjustments to the conversion rate will be made, except in limited circumstances.

We will not make any adjustment to the conversion rate if holders of New 1.5% Notes may participate in the transactions described above without conversion, or in certain other cases.

To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests.

Any such determination by our board will be conclusive. We would give holders at least 15 days notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock distribution.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate.

Contingent Interest

Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of New 1.5% Notes during any six-month period from February 15 to August 14 and from August 15 to February 14, commencing with the six-month period beginning on February 15, 2012 if the average market price of a New 1.5% Note (as described under “—Conversion Rights—General”) for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the New 1.5% Note.

The amount of contingent interest payable per New 1.5% Note with respect to any six-month period will equal 0.35% of the average market price of such New 1.5% Note for the five trading day period referred to above.

We will pay contingent interest, if any, in the same manner as we will pay interest described above under “—Interest” and a holder’s obligations in respect of the payment of contingent interest in connection with the conversion of any New 1.5% Notes will also be the same as described above under “—Interest.”

Upon determination that holders of New 1.5% Notes will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of New 1.5% Notes and disseminate a press release through a public medium that is customary for such press releases.

Under the indenture governing the New 1.5% Notes, we and each holder of the New 1.5% Notes agree, for United States federal income tax purposes, to treat the New 1.5% Notes as indebtedness that is subject to Treasury Regulations governing contingent payment debt instruments.

Payment At Maturity

Each holder of $1,000 principal amount of the New 1.5% Notes shall be entitled to receive $1,000, and accrued and unpaid interest, including contingent interest, if any, at maturity.

Optional Redemption By Us

Prior to February 15, 2012, the New 1.5% Notes will not be redeemable at our option. Beginning on February 15, 2012, we may redeem the New 1.5% Notes for cash at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the New 1.5% Notes to be redeemed plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the redemption date.

We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of New 1.5% Notes. New 1.5% Notes or portions of New 1.5% Notes called for redemption are convertible by the holder until the close of business on the business day prior to the redemption date.

If we do not redeem all of the New 1.5% Notes, the trustee will select the New 1.5% Notes to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any New 1.5% Notes are to be redeemed in part only, we will issue a new New 1.5% Note or New 1.5% Notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of a holder’s New 1.5% Notes is selected for partial redemption and the holder converts a portion of its New 1.5% Notes, the converted portion will be deemed to be taken from the portion selected for redemption.

If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those New 1.5% Notes, notwithstanding the conversion of New 1.5% Notes prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a New 1.5% Note, that if the holder surrenders any New 1.5% Notes for conversion during such period, such holder must pay us at the time such holder surrenders its New 1.5% Note for conversion an amount equal to the interest that has accrued and that will be paid on the New 1.5% Notes being converted on the interest payment date. The preceding sentence does not apply, however, to a holder that converts New 1.5% Notes that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem New 1.5% Notes on a date that is after a record date for the payment of interest on New 1.5% Notes of any holder, and such holder chooses to convert those New 1.5% Notes, the holder will not be required to pay us, at the time that holder surrenders those New 1.5% Notes for conversion, the amount of interest it will receive on the interest payment date.

We may, to the extent permitted by applicable law, at any time purchase New 1.5% Notes in the open market or by tender at any price or by private agreement. Any New 1.5% Note that we so purchase may be surrendered to the trustee for cancellation. Any New 1.5% Notes we repurchase may not be reissued or resold. Any New 1.5% Notes surrendered to the trustee would promptly be canceled.

Repurchase Of Notes At The Option Of Holders

Optional put

On each of February 15, 2012, February 15, 2017 and February 15, 2022, a holder may require us to repurchase any outstanding New 1.5% Notes for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price equal to 100% of the principal amount of those New 1.5% Notes plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the repurchase date. Holders may submit their New 1.5% Notes for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day immediately preceding the repurchase date. We will pay the repurchase price for any New 1.5% Notes submitted for repurchase by us in cash.

We are required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their New 1.5% Notes as described below. The repurchase notice given by each holder electing to require us to repurchase New 1.5% Notes shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

•	if certificated, the certificate numbers of the holders’ New 1.5% Notes to be delivered for repurchase;

•	the portion of the principal amount of New 1.5% Notes to be repurchased, which must be $1,000 or a multiple thereof; and

•	that the New 1.5% Notes are to be repurchased by us pursuant to the applicable provisions of the New 1.5% Notes and the indenture.

If New 1.5% Notes are not in certificated form, a holder’s repurchase notice must comply with appropriate DTC procedures.

A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

•	the principal amount of New 1.5% Notes being withdrawn;

•	if certificated, the certificate numbers of the New 1.5% Notes being withdrawn; and

•	the principal amount, if any, of the New 1.5% Notes that remain subject to the repurchase notice.

If New 1.5% Notes are not in certificated form, a holder’s repurchase notice must comply with appropriate DTC procedures.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

Our obligation to pay the purchase price for New 1.5% Notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the New 1.5% Notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the New 1.5% Notes to be paid promptly following the later of the repurchase date or the time of delivery of the New 1.5% Notes, together with such endorsements.

If the paying agent holds money sufficient to pay the purchase price of the New 1.5% Notes for which a repurchase notice has been delivered on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the New 1.5% Notes will cease to be outstanding and interest, including contingent interest, if any, on the New 1.5% Notes will cease to accrue, whether or not the New 1.5% Notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the New 1.5% Notes.

Our ability to repurchase New 1.5% Notes may be limited by restrictions on the ability of Invitrogen to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the New 1.5% Notes that might be delivered by holders of New 1.5% Notes seeking to exercise the repurchase right. See “Risk Factors—We may be unable to repay or repurchase the New 1.5% Notes at maturity, upon a conversion, repurchase event or exercise of your put option.” Our failure to purchase the New 1.5% Notes when required would result in an event of default with respect to the New 1.5% Notes. Such an event of default may, in turn, cause a default under our other indebtedness.

Repurchase of notes at the option of holders upon a repurchase event

If a repurchase event (as defined below) occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s New 1.5% Notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of such New 1.5% Notes tendered, plus any accrued and unpaid interest (including contingent interest, if any) to, but excluding, the repurchase date (“repurchase event repurchase price”). We will be required to repurchase the New 1.5% Notes no later than 30 days after notice of a repurchase event has been mailed as described below. We refer to this date as the “repurchase date.”

Within 20 business days after the occurrence of a repurchase event, we must mail to the trustee and to all holders of New 1.5% Notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the repurchase event, which notice must state, among other things:

•	the events causing a repurchase event;

•	the date of such repurchase event;

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase event repurchase price;

•	the repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate, and any adjustments to the conversion rate that will result from the repurchase event;

•	that New 1.5% Notes with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

To exercise this right, the holder must transmit to the paying agent a written notice, and such repurchase notice must be received by the paying agent no later than the close of business on the third business day immediately preceding the repurchase date. The repurchase notice must state:

•	the certificate numbers of the New 1.5% Notes to be delivered by the holder, if applicable;

•	the portion of the principal amount of New 1.5% Notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that such New 1.5% Notes are being tendered for repurchase pursuant to the repurchase event provisions of the indenture.

A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the principal amount of New 1.5% Notes being withdrawn;

•	the certificate numbers of the New 1.5% Notes being withdrawn, if applicable; and

•	the principal amount, if any, of the New 1.5% Notes that remain subject to a repurchase notice.

Our obligation to pay the repurchase event repurchase price for a New 1.5% Note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the New 1.5% Note, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase event repurchase price for such New 1.5% Note to be paid promptly following the later of the repurchase date or the time of delivery of such New 1.5% Note.

If the paying agent holds money sufficient to pay the repurchase event repurchase price of a New 1.5% Note on the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, interest on such New 1.5% Note will cease to accrue, whether or not the New 1.5% Note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the New 1.5% Note.

A “repurchase event” shall be deemed to have occurred upon the occurrence of either a “change of control” or a “termination of trading.”

A “change of control” will be deemed to have occurred at such time as:

•	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote in the election of directors and warrants and options to acquire such capital stock, calculated on a fully-diluted basis (“voting stock”);

•	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own” immediately after such transaction, directly or indirectly, shares of voting stock representing not less than a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving corporation in substantially the same proportion as such ownership prior to the transaction;

•	at any time the following persons cease for any reason to constitute a majority of our board of directors:

•	individuals who on the issue date of the New 1.5% Notes constituted our board of directors; and

•	any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by at least a majority of the directors then still in office who were either directors on the issue date of the New 1.5% Notes or whose election or nomination for election was previously so approved;

•	the sale, lease, transfer or other conveyance or disposition, in one or a series of related transactions, of all or substantially all of our assets or property to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, including Rule 13d-5); or

•	we are liquidated or dissolved, or our stockholders approve any plan or proposal for our liquidation or dissolution.

However, a change in control will not be deemed to have occurred if either:

•	the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such trading day; or

•	in the case of a merger or consolidation, at least 95% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the New 1.5% Notes become convertible solely into such common stock.

A “termination of trading” shall occur if our common stock (or other common stock into which the New 1.5% Notes are then convertible) is not listed for trading on a United States national securities exchange, quoted on the Nasdaq national market or approved for trading on an established automated over-the-counter trading market in the United States.

In connection with any repurchase offer due to a repurchase event, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

The question of whether “all or substantially all” of our assets have been disposed of will be interpreted under applicable law and will likely be dependent upon the particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a disposition of “all or substantially all” of our assets (and consequently, a repurchase event) has occurred, in which case a holder’s ability to require us to purchase their New 1.5% Notes upon such an event may be impaired.

Our ability to pay cash to the holders of the New 1.5% Notes upon a repurchase may be limited by financial covenants contained in our other existing or future indebtedness. Our failure to repurchase the New 1.5% Notes when required would result in an event of default with respect to the New 1.5% Notes. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase event repurchase price for all New 1.5% Notes delivered by holders seeking to exercise the repurchase right.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including other senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the New 1.5% Notes.

The repurchase feature of the New 1.5% Notes would not necessarily afford holders of the New 1.5% Notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the New 1.5% Notes. In addition, the repurchase feature of the New 1.5% Notes may in certain circumstances impede or discourage a takeover of our company. We are not aware, however, of any specific current effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise.

Events Of Default

Each of the following constitutes an event of default with respect to the New 1.5% Notes:

•	default in the payment when due of any principal (or premium, if any) of any of the New 1.5% Notes at maturity, upon redemption or exercise of a repurchase right;

•	default in the payment of any interest when due (including contingent interest, if any) under the New 1.5% Notes, which default continues for 30 days;

•	default in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right;

•	default in our obligation to repurchase New 1.5% Notes at the option of holders upon a repurchase event;

•	our failure to comply with any of our other agreements in the New 1.5% Notes or the indenture upon our receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount at maturity of the New 1.5% Notes, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•	we fail or any of our significant subsidiaries fails to make any payment at maturity on any indebtedness, including any applicable grace periods, in an amount in excess of $35.0 million in the aggregate for all such indebtedness and such amount has not been paid or discharged within 30 days after notice is given in accordance with the indenture;

•	a default by us or any of our significant subsidiaries on any indebtedness that results in the acceleration of indebtedness in an amount in excess of $35.0 million in the aggregate for all such indebtedness, without this indebtedness being discharged or the acceleration being rescinded or annulled within 30 days after notice is given in accordance with the indenture; or

•	certain events of bankruptcy, insolvency or reorganization affecting us or any or our “significant subsidiaries” (as such term is defined in Rule 1-02(w) of Regulation S-X).

If an event of default (other than in the case of certain events of bankruptcy or insolvency, as described below) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the New 1.5% Notes then outstanding may declare the principal amount of the New 1.5% Notes then outstanding plus any interest (including contingent interest) on the New 1.5% Notes accrued and unpaid through the date of such declaration to be immediately due and payable. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the New 1.5% Notes then outstanding may, under certain circumstances, rescind and annul such acceleration. In the case of certain events of bankruptcy or insolvency, the principal amount of the New 1.5% Notes then outstanding together with any accrued and unpaid cash interest (including contingent interest) through the occurrence of such event shall automatically become and be immediately due and payable.

We are required to provide the trustee, within 90 days after the end of each fiscal year (beginning with the fiscal year ended December 31, 2004), a certificate of one of our executive officers, certifying that to that person’s knowledge we have complied with all our covenants and conditions under the indenture and whether such person knows of any events of default.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding New 1.5% Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the New 1.5% Notes.

Mergers And Sales Of Assets

The New 1.5% Note provides that we may not consolidate or merge with or into, or sell, assign, convey, transfer or lease our properties and assets substantially in their entirety (computed on a consolidated basis) to, another corporation, person or entity unless (1) either (a) in the case of a merger or consolidation, we are the surviving person or (b) the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture, all of our obligations under the New 1.5% Notes and the indenture, and (2) immediately after such transaction, no default or event of default shall exist.

This covenant includes a phrase relating to the sale, assignment, conveyance, transfer or lease of “the properties and assets of the Company substantially as an entirety.” There is no precise, established definition of this phrase under applicable law. Accordingly, there may be uncertainty as to whether a sale, assignment, conveyance, transfer or lease of less than all our properties and assets is subject to this covenant.

Modification And Waiver

We and the trustee may modify or amend the indenture or New 1.5% Notes with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding New 1.5% Notes; provided, however, that no such modification or amendment may, without the written consent or the affirmative vote of the holder of each New 1.5% Note affected thereby:

•	change the stated maturity of the principal of, or any premium due on, or any installment of interest, including contingent interest, if any, on or with respect to the New 1.5% Notes;

•	reduce the principal amount of, repurchase price, repurchase event repurchase price or redemption price of or interest on any New 1.5% Note;

•	adversely affect the right of holders (1) to convert or (2) to require us to repurchase any of the New 1.5% Notes;

•	alter the manner of calculation or rate of accrual of interest (including contingent interest) or redemption price, repurchase event repurchase price or repurchase price on any New 1.5% Note or extend the time or payment of any such amount;

•	impair the right to institute suit for the enforcement of any repurchase of, payment on or with respect to, or conversion of any New 1.5% Note, including any payment on or after the stated maturity of the New 1.5% Notes, in the case of redemption, on or after the redemption date or, in the case of repurchase at the option of any holder, on or after the repurchase date or repurchase event repurchase price;

•	modify the optional redemption provisions in a manner that adversely affects the holders;

•	change the place of payment or the coin or currency in which the principal of or any premium or interest with respect to the New 1.5% Notes is payable;

•	reduce the percentage in principal amount of the outstanding New 1.5% Notes, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the indenture; or

•	modify any of the above provisions, except to increase any of the percentages for holder action or to provide that certain indenture provisions cannot be modified without the consent of the holders of each outstanding New 1.5% Note.

We and the trustee may modify or amend the indenture and the New 1.5% Notes without the consent of any holder in order to, among other things:

•	provide for our successor pursuant to a consolidation, merger or sale of assets;

•	add to our covenants for the benefit of the holders of all or any of the New 1.5% Notes or to surrender any right or power conferred upon us by the indenture;

•	provide for a successor trustee with respect to the New 1.5% Notes;

•	cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which, in each case, will not be inconsistent with the indenture’s provisions and will not adversely affect the interests of the holders of the New 1.5% Notes;

•	add any additional events of default with respect to all or any of the New 1.5% Notes;

•	secure the New 1.5% Notes;

•	comply with the SEC’s requirements in order to effect or maintain the indenture’s qualification under the TIA;

•	increase the conversion rate or reduce the conversion price, provided that the increase or reduction, as the case may be, is in accordance with the terms of the indenture and will not adversely affect the interests of the holders of the New 1.5% Notes;

•	supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the discharge of the New 1.5% Notes, provided that such change or modification does not adversely affect the interests of the holders of the New 1.5% Notes; or

•	add or modify any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of New 1.5% Notes.

The holders of not less than a majority in aggregate principal amount of the outstanding New 1.5% Notes may, on behalf of the holders of all of the New 1.5% Notes, waive any past default and its consequences under the indenture, except a default (1) in the payment of the principal of or any premium or interest (including contingent interest) on or with respect to the New 1.5% Notes or the payment of the redemption price, repurchase price or repurchase event repurchase price or (2) in respect of a covenant or provision that cannot be modified without the consent of the holder of each New 1.5% Note affected thereby.

Calculations In Respect Of The New 1.5% Notes

We or our agents are responsible for making all calculations called for under the New 1.5% Notes. These calculations include, but are not limited to, determination of the market price of the New 1.5% Notes and our common stock, and amounts of contingent interest payments, if any, on the New 1.5% Notes, and the projected payment schedule. See “Certain United States Federal Income Tax Considerations.” We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of New 1.5% Notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

The Trustee, Paying Agent, Transfer Agent And Bid Solicitation Agent

U.S. Bank National Association is the trustee under the indenture. The trustee and its affiliates also perform and may in the future perform certain banking and other services for us in the ordinary course of their business. The trustee will be the paying agent, conversion agent, transfer agent and bid solicitation agent for the New 1.5% Notes.

Form, Denomination And Registration Of New 1.5% Notes

The New 1.5% Notes have been issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in the form of both global securities and, in certain limited circumstances, certificated securities, as further provided below. See “—Book-Entry Delivery and Settlement” for more information.

No service charge will be imposed in connection with any transfer or exchange of any New 1.5% Note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Book-Entry Delivery And Settlement

We will issue the New 1.5% Notes in the form of one or more permanent global New 1.5% Notes in definitive, fully registered, book-entry form. The global New 1.5% Notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither Invitrogen nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	Upon deposit of the global New 1.5% Notes with DTC or its custodian, DTC credited on its internal system the accounts of direct participants designated by the Exchange Agent with portions of the principal amounts of the global New 1.5% Notes.

•	Ownership of the New 1.5% Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the New 1.5% Notes represented by a global New 1.5% Note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in New 1.5% Notes represented by a global New 1.5% Note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global New 1.5% Note, DTC or that nominee will be considered the sole owner or holder of the New 1.5% Notes represented by that global New 1.5% Note for all purposes under the indenture and under the New 1.5% Notes. Except as provided below, owners of beneficial interests in a global New 1.5% Note will not be entitled to have New 1.5% Notes represented by that global New 1.5% Note registered in their names, will not receive or be entitled to receive physical delivery of certificated New 1.5% Notes and will not be considered the owners or holders thereof under the indenture or under the New 1.5% Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global New 1.5% Note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of New 1.5% Notes under the indenture or the global New 1.5% Notes.

New 1.5% Notes represented by a global security will be exchangeable for registered certificated securities with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing.

Neither Invitrogen nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of New 1.5% Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the New 1.5% Notes.

DTC has advised us that it will take any action permitted to be taken by a holder of New 1.5% Notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of New 1.5% Notes as to which such participant or participants has or have given such direction.

Payments on the New 1.5% Notes represented by the global New 1.5% Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the New 1.5% Notes represented by a global New 1.5% Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global New 1.5% Note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global New 1.5% Note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Payments on the New 1.5% Notes represented by the global New 1.5% Note will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue up to 125,000,000 shares of common stock, par value $0.01 per share, and 6,405,884 shares of preferred stock, par value $0.01 per share.

In this section of the prospectus entitled “Description of the Capital Stock,” when we refer to “Invitrogen,” “we,” “our,” or “us,” we are referring to Invitrogen Corporation and not any of its subsidiaries.

Common Stock

As of November 15, 2004, 51,309,844 shares of Invitrogen common stock were outstanding and 13,364,992 shares of Invitrogen common stock were reserved and available for issuance pursuant to Invitrogen’s employee benefit plans. On April 29, 2004 our stockholders approved the addition of approximately 6.2 million shares of our common stock to our employee benefit plans.

The holders of Invitrogen common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the board of directors, subject to any preferential dividend rights which may be granted to holders of any preferred stock authorized and issued by the board of directors. Traditionally, Invitrogen has not declared and paid dividends. In the event of liquidation, each share of Invitrogen common stock is entitled to share pro rata in any distribution of Invitrogen’s assets after payment or providing for the payment of liabilities and any liquidation preference of any preferred stock authorized and issued by the board of directors. Each holder of Invitrogen common stock is entitled to one vote for each share of Invitrogen common stock held of record on the applicable record date on all matters submitted to a vote of shareholders, including the election of directors. Our board of directors is divided into three classes of three directors each. Directors serve in staggered terms of three years and until their successors are duly elected and qualified, with the members of only one class standing for election in any one year.

Holders of Invitrogen common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption rights or sinking fund provisions with respect to Invitrogen common stock. All outstanding shares of Invitrogen common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to issue up to 6,405,884 shares of preferred stock without any vote or action by our stockholders. Our board of directors may issue preferred stock in one or more series and determine the dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the designation of, and the number of shares constituting each series. The preferred stock that can be authorized by our board of directors could have preference over our common stock with respect to dividends and other distributions and upon our liquidation. In addition, the voting power of our outstanding common stock may become diluted in the event that the board of directors issues preferred stock with voting rights.

In connection with our Rights Agreement, described below, our board of directors has designated and reserved for issuance 1,000,000 shares of preferred stock, par value $0.01 per share. We may issue these shares of preferred stock under certain circumstances if, as discussed below, the rights distributed to our stockholders pursuant to the Rights Agreement become exercisable. We have no present plans to issue, or reserve for issuance, any other series of preferred stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BY-LAWS, RIGHTS AGREEMENT AND DELAWARE LAW

Certificate of Incorporation and By-laws

Our certificate of incorporation provides that our board of directors may issue, without stockholder action, up to 6,405,884 shares of preferred stock with voting or other rights. As described above, our board of directors has designated 1,000,000 shares of preferred stock as Series B Preferred Stock in connection with a Rights Agreement adopted in February 2001. Our certificate of incorporation also provides that our stockholders do not have cumulative voting rights, and stockholders representing a majority of the shares of common stock outstanding are able to elect all of the directors. Our by-laws provide that only our President, our board of directors and the Chairman of our board of directors may call a special meeting of stockholders.

These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or of our management. These provisions are intended to enhance the likelihood of continued stability in the composition of the board of directors and in the policies furnished by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Rights agreement

We adopted a Rights Agreement in February 2001. In connection with the Rights Agreement, our board of directors declared and paid a dividend of one preferred share purchase right for each share of our common stock outstanding on March 30, 2001. Each right entitles the holder, under certain circumstances, to purchase from us one one-hundredth of a share of our Series B Participating Preferred Stock, par value $0.01 per share, at a price of $250 per one one-hundredth of a share of Series B Preferred Stock, subject to adjustment.

Initially, the rights are attached to outstanding certificates representing our common stock, and no separate certificates representing the rights are distributed. The rights will separate from our common stock, be represented by separate certificates and will become exercisable upon the earlier of:

•	ten days following a public announcement or disclosure that a person or group has acquired beneficial ownership of 15% or more of our outstanding common stock; or

•	ten business days after someone announces they intend to commence a tender offer or exchange offer for 15% or more of our outstanding common stock.

If the rights become exercisable, each right (other than rights held by an acquiring party) will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of our common stock having a then-current value of twice the exercise price of the right. If, after the rights become exercisable, we agree to merge into another entity or we sell more than 50% of our assets, each right (other than rights held by an acquiring party) will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of common stock of such entity having a then-current value of twice the exercise price.

We may exchange the rights at a ratio of one share of common stock for each right (other than rights held by an acquiring party) at any time after a person or group acquires 15% or more of our common stock but before such person acquires 50% or more of our common stock. We may also redeem the rights at our option at a price of $0.001 per right at any time before a person or group has acquired 15% or more of our common stock. Unless our board of directors extends the expiration date, the rights expire on the earliest of March 30, 2011, an exchange or redemption of the rights as described above, or the consummation of a merger as described above.

The Rights Agreement approved by the board of directors is designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt to acquire us in a manner or on terms not approved by the board of directors and that prevent our stockholders from realizing the full value of their shares of our common stock. However, the rights may have the effect of rendering more difficult or discouraging an acquisition of us that is deemed undesirable by our board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

Delaware law

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general discussion of certain U.S. federal income tax considerations relevant to the exchange offers and of owning and disposing of the New Notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The discussion below applies to you only if you own Existing Notes and acquire New Notes pursuant to the exchange offers. This discussion does not purport to deal with all aspects of United States federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances or to holders subject to special rules, such as:

•	banks, thrifts, regulated investment companies, insurance companies, or other financial institutions;

•	persons subject to the alternative minimum tax;

•	persons who do not hold their Existing Notes or New Notes as capital assets;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain former citizens or long-term residents of the United States;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the Existing Notes or New Notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction strategy; or

•	persons deemed to sell the New Notes or common stock into which the New Notes are convertible under the constructive sale provisions of the Code.

The discussion does not address any aspect of state, local or foreign law, or the U.S. federal estate, gift or alternative minimum tax consequences of: (i) the exchange offers, (ii) the ownership or disposition of New Notes, or (iii) owning or disposing of the common stock received upon a conversion of the New Notes.

No statutory, administrative or judicial authority directly addresses the treatment of the exchange offers or of the ownership or disposition of the New Notes for U.S. federal income tax purposes. No rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFERS AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES AND THE COMMON STOCK IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of the Existing Notes or New Notes that for United States federal income tax purposes is (i) an individual citizen or resident (as defined in Section 7701(b) of the Code) of the United States (unless such person is not treated as a resident of the United States under an applicable income tax treaty), (ii) a corporation or any other entity treated as a corporation for United States federal income tax purposes or a partnership or other entity treated as a partnership for United

States federal income tax purposes, created or organized under the United States or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) in general, a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. Holder” is any beneficial owner of the Existing Notes or New Notes (other than a partnership) that is not a U.S. Holder.

If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for United States tax purposes) is a beneficial owner of the Existing Notes, New Notes or common stock into which such notes may be converted, the United States tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the Existing Notes, New Notes or common stock into which such notes may be converted that is a partnership and partners in such partnership should consult their individual tax advisors about the United States federal income tax consequences of holding and disposing of such notes and the common stock into which such notes may be converted.

Exchange of Existing Notes for New Notes

Characterization of the Exchanges. Under current Treasury Regulations, the exchange of Existing Notes for New Notes will be treated as a taxable exchange for U.S. federal income tax purposes (which we will refer to as a Tax Exchange) only if, taking into account the differences between the terms of the Existing Notes and the New Notes and the payment of the exchange fee, there is deemed to be a “significant” modification of the Existing Notes.

In general, the Treasury Regulations provide that a modification of a debt instrument is a significant modification only if, based on all of the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” Because there is no authority interpreting the Treasury Regulations that is directly on point, their application to an exchange of Existing Notes for New Notes is unclear. Nevertheless, we intend to take the position that the modifications to the Existing Notes resulting from the exchange of Existing Notes for New Notes and the payment of the exchange fee will not constitute a significant modification of the Existing Notes. That position, however, is subject to considerable uncertainty and could be challenged by the IRS.

Treatment if No Tax Exchange. If, consistent with our position, the exchange of Existing Notes for New Notes does not constitute a significant modification of the Existing Notes, the exchange will not be treated as a Tax Exchange and the New Notes will be treated as a continuation of the Existing Notes. In that case, except for the receipt of the exchange fee (see discussion below), there will be no U.S. federal income tax consequences to a holder who exchanges Existing Notes for New Notes pursuant to the exchange offers, and any such holder will have the same adjusted tax basis and holding period in the New Notes as it had in the Existing Notes immediately before the exchange. In addition, such holders will continue to be subject to the same rules governing the treatment of contingent payment debt instruments (which we refer to as the CPDI Regulations) as were applicable to the Existing Notes. Among other things, pursuant to those regulations, a U.S. Holder of the New Notes is required to accrue interest income on the New Notes, in the amounts described in the applicable registration statement relating to the Existing Notes, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting.

Treatment if Tax Exchange. There can be no assurance that the IRS will agree that the exchange does not constitute a significant modification of the terms of the Existing Notes. If, contrary to our position, the exchange of the Existing Notes for New Notes constitutes a significant modification of the Existing Notes, the exchange will be treated as a Tax Exchange. Although not free from doubt, if the exchange were to constitute a Tax Exchange we intend to take the position that such a Tax Exchange would constitute a recapitalization for U.S.

federal income tax purposes. If such a Tax Exchange were instead a recognition event, a holder could be required to recognize, in addition to the exchange fee, ordinary income in an amount equal to the excess of the fair market value of the New Notes received in the exchange over the holder’s adjusted tax basis in the Existing Notes.

Whether such an exchange qualifies as a recapitalization depends on, among other things, whether the Existing Notes and the New Notes constitute “securities” for U.S. federal income tax purposes. The rules for determining whether debt instruments such as the Existing Notes are securities are complex and unclear. The term “security” is not defined in the Code or Treasury Regulations and has not been clearly defined by judicial decisions. The determination of whether a debt instrument is a security requires an overall evaluation of the nature of the debt instrument, with the term of the instrument usually regarded as one of the most significant factors. Although a debt instrument with a term of more than ten years is generally considered to be a security, no authority clearly addresses the impact on security treatment of put and call features of the type included in the Existing Notes. If both the Existing Notes and the New Notes constitute securities for U.S. federal income tax purposes, and although the matter is not free from doubt because of the absence of authority that is directly on point, the exchange should qualify as a recapitalization for U.S. federal income tax purposes.

The proper application of the recapitalization rules to a debt instrument subject to the CPDI Regulations is unclear. If the exchange of the Existing Notes for New Notes is treated as a Tax Exchange, and if the Tax Exchange is treated as a recapitalization, the Company believes that a holder will nevertheless recognize gain on the exchange of Existing Notes for New Notes to the extent of the lesser of (i) the excess of the issue price of the New Notes (generally, their fair market value as of the exchange date) over the holder’s adjusted tax basis in the Existing Notes and (ii) the fair market value of the excess of the principal amount of the New Notes over the principal amount of the Existing Notes. A holder’s adjusted tax basis in the Existing Notes generally will be its initial purchase price for the Existing Notes, increased by any interest income previously accrued by the holder with respect to the Existing Notes (determined without regard to any positive or negative adjustments to such interest accruals under the CPDI Regulations), decreased by the amount of any projected payments actually made on the Existing Notes, and increased or decreased by the amount of any positive or negative adjustments, respectively, that the holder was required to make as a result of having purchased the Existing Notes at a price other than their adjusted issue price. Any gain recognized on the exchange will be treated as ordinary interest income. Any loss realized by a holder on the exchange of Existing Notes for New Notes will not be recognized. A holder’s basis in any New Notes received in the exchange will equal its basis in the Existing Notes, increased by the amount of any gain recognized on the exchange. A holder’s holding period for the New Notes will include its holding period for the Existing Notes exchanged therefor. The IRS could, however, take positions contrary to the foregoing discussion, in which case the amount, timing and character of a holder’s income, gain or loss from such a recapitalization could differ materially from that described above.

If the exchange of the Existing Notes for New Notes is treated as a Tax Exchange, but contrary to our belief the Existing Notes or the New Notes are not treated as securities for U.S. federal income tax purposes, then the Tax Exchange will not qualify as a recapitalization, and an exchanging holder would be treated as having engaged in a taxable disposition of the Existing Notes for property with a fair market value equal to the fair market value of the New Notes, with, except as described below, the U.S. federal income tax consequences described in the applicable registration statements relating to the Existing Notes, including, generally, the recognition of ordinary income equal to the difference in a holder’s adjusted tax basis in the Existing Notes and the fair market value of the New Notes. Even if the exchange is not a recapitalization, a U.S. Holder may not be able to recognize a loss under the federal income tax rules relating to “wash sales.” Additionally, among other things, the holders may be required to accrue interest income at a significantly different rate and on a significantly different schedule than is applicable to the Existing Notes, may have significantly different treatment upon conversion of the New Notes, and may have a significantly different basis in their common stock acquired upon conversion of the New Notes.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE OWNERSHIP, SALE, EXCHANGE, CONVERSION OR REDEMPTION OF NEW NOTES IF THE EXCHANGE IS TREATED AS A TAX EXCHANGE.

Tax Consequences for Holders Not Participating in the Exchange Offers. A holder that does not participate in the exchange offers will have no United States federal income tax consequences as a result of the Exchange Offer.

Exchange Fee. We intend to treat payment of the exchange fee as consideration to holders for participating in the exchange offers. In that case, such payment would result in ordinary income to holders participating in the exchange offers and we will report such payments to holders and the IRS for information purposes in accordance with such treatment.

Tax Consequences for Non-U.S. Holders

If, consistent with our position, the exchange of Existing Notes for New Notes is not treated as a significant modification for U.S. federal income tax purposes, then, as discussed above, the New Notes will be treated as continuation of the Existing Notes. As a result, except to the extent of the receipt of the exchange fee (see discussion above), there will be no U.S. federal income tax consequences to a Non-U.S. holder who participates in the exchange. If, contrary to our position, the exchange of the Existing Notes for New Notes constitutes a significant modification for U.S. federal income tax purposes, any gain realized by a Non-U.S. holder will be eligible for exemption from U.S. federal income or withholding tax to the same extent as would have applied to any sale or exchange of the Existing Notes. In either case, a Non-U.S. holder generally should have the same U.S. federal income tax consequences of holding New Notes as would have arisen if it continued to hold Existing Notes, including withholding and other consequences described in the applicable registration statement relating to the Existing Notes. The receipt of the exchange fee by Non-U.S. Holders participating in the exchange offers may be subject to U.S. federal withholding tax.

Information Reporting and Backup Withholding

Payments of the exchange fee and interest (including original issue discount and a payment in cash or common stock pursuant to a conversion of the New Notes) or dividends, if any, made by us, or of the proceeds of the sale or other disposition or retirement of the New Notes or shares of common stock with respect to certain noncorporate holders, may be subject to information reporting, and U.S. federal backup withholding tax at the rate then in effect may apply if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against the recipient’s U.S. federal income tax liability, provided that the required information is provided to the IRS.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not anticipate paying such cash dividends in the foreseeable future. We currently anticipate that we will retain all of our future earnings for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition and other factors as the board of directors, in its discretion, deems relevant.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on The Nasdaq Stock Market under the symbol “IVGN.” The following table sets forth the high and low trading prices by quarter as reported by The Nasdaq Stock Market.

	High	Low
Year ended December 31, 2004
First quarter	$82.00	$65.30
Second quarter	77.00	62.70
Third quarter	71.80	46.19
Fourth quarter (through November 22, 2004)	62.66	52.91
Year ended December 31, 2003
First quarter	$32.95	$28.35
Second quarter	42.15	28.04
Third quarter	63.05	36.61
Fourth quarter	70.94	55.33
Year ended December 31, 2002
First quarter	$62.70	$31.13
Second quarter	37.29	29.56
Third quarter	38.00	26.58
Fourth quarter	35.40	25.23

On November 22, 2004, the last reported sale price for our common stock on The Nasdaq National Market was $61.54 per share. On November 15, 2004 we had 1,355 stockholders of record.

LEGAL MATTERS

The validity of the New Notes and the common stock issuable on conversion of the New Notes is being passed upon for us by Gray Cary Ware & Freidenrich LLP, San Diego, California and Fulbright & Jaworski L.L.P. New York, New York. Certain legal matters will be passed upon for the Dealer Manager by Davis Polk & Wardwell, New York, New York.

EXPERTS

The 2003 and 2002 consolidated financial statements of Invitrogen Corporation appearing in its Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, our independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Molecular Probes, Inc. and subsidiaries incorporated in this Prospectus by reference to Invitrogen Corporation’s Current Report on Form 8-K/A dated October 31, 2003 for the year ended September 30, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of BioReliance Corporation and subsidiaries for the year ended December 31, 2003 incorporated in this Prospectus by reference to Invitrogen Corporation’s Current Report on Form 8-K/A filed April 21, 2004 have been so incorporated in reliance on the report (which contains an explanatory paragraph that on February 6, 2004 BioReliance Corporation became a wholly owned subsidiary of Invitrogen Corporation as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Our consolidated financial statements as of December 31, 2001 and for the year then ended, which are incorporated by reference in this prospectus, were audited by Arthur Andersen LLP, which issued a publicly available audit report expressing its unqualified opinion with respect thereto. We dismissed Arthur Andersen LLP in April 2002, and we have not obtained the consent of Arthur Andersen LLP to our naming it in this prospectus as having certified the referenced financial statements. Additionally, we have not requested our current auditors to re-audit these financial statements. Since we have not obtained the consent of Arthur Andersen LLP, you may not be able to recover against Arthur Andersen LLP under United States securities laws for any mis-statements of a material fact contained in the financial statements audited by Arthur Andersen LLP, or any omissions to state a material fact required to be stated therein. To the extent that a purchaser of notes under this prospectus could make a successful claim against Arthur Andersen LLP for any matter related to these financial statements, due to Arthur Andersen LLP’s current financial and legal circumstances, the ability of Arthur Andersen LLP to satisfy these claims may be limited as a practical matter.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as Invitrogen Corporation, that file electronically with the SEC.

You can also inspect reports, proxy statements and other information about our company at the offices of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC. 20006.

We have also filed with the SEC a registration statement on Form S-4 (together with all amendments and exhibits thereto, the registration statement) under the Securities Act of 1933, as amended. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, refer to the registration statement, copies of which you may obtain from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington DC 20549, upon payment of the fees prescribed by the SEC.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference (excluding any information furnished pursuant to Item 9, Item 12, Item 2.02 or Item 7.01 of any Current Report on Form 8-K) is deemed to be part of this prospectus, except for any such information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

Invitrogen Corporation SEC Filings (File No. 000-25317)	Period
Annual Report on Form 10-K (including the portions of our Proxy Statement for our 2004 Annual Meeting of Stockholders incorporated by reference therein)	Fiscal year ended December 31, 2003
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2004
Quarterly Report on Form 10-Q	Quarterly period ended June 30, 2004
Quarterly Report on Form 10-Q	Quarterly period ended September 30, 2004
Quarterly Report on Form 10-Q/A	Quarterly period ended September 30, 2004
Current Report on Form 8-K, including the description of our rights agreement and preferred stock and preferred stock purchase rights	Filed on March 30, 2001
The description of our common stock as set forth in our Registration Statement on Form 8-A	Filed on January 29, 1999
Current Report on Form 8-K	Filed on September 4, 2003
Current Report on Form 8-K/A	Filed on October 31, 2003
Current Report on Form 8-K	Filed on February 17, 2004
Current Report on Form 8-K	Filed on February 20, 2004
Current Report on Form 8-K/A	Filed on April 21, 2004
Current Report on Form 8-K/A	Filed on May 25, 2004
Current Report on Form 8-K/A	Filed on September 2, 2004
Current Report on Form 8-K	Filed on October 18, 2004

Invitrogen Corporation SEC Filings (File No. 000-25317)	Period
Current Report on form 8-K/A	Filed on November 5, 2004
Current Report on form 8-K	Filed on November 9, 2004
Current Report on form 8-K	Filed on November 15, 2004

In addition, all documents and reports we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 9, Item 12, Item 2.02 or Item 7.01 of any Current Report on Form 8-K) after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of it from the date of filing of those documents. Further, all documents and reports we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the effectiveness of this prospectus shall be deemed to be incorporated by reference into this prospectus and to be a part of it from the date of filing of these documents. Any statement contained in a document incorporated into this prospectus by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such earlier statement. Any statement modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED NOR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION, OTHER THAN ANY EXHIBITS TO THOSE DOCUMENTS NOT SPECIFICALLY INCORPORATED IN THOSE DOCUMENTS BY REFERENCE, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO INVITROGEN CORPORATION, 1600 FARADAY AVENUE, CARLSBAD, CALIFORNIA 92008, ATTENTION: INVESTOR RELATIONS, OR MADE BY TELEPHONE AT (760) 603-7200. IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER, WE SHOULD RECEIVE YOUR REQUEST NO LATER THAN DECEMBER 1, 2004.

FORWARD-LOOKING STATEMENTS

Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” “outlook” and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from the results expressed in the statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus. Among the key factors that have a direct impact on our results of operations are:

•	the risks and other factors described under the caption “Risk Factors” in this prospectus;

•	general economic and business conditions;

•	industry trends;

•	our assumptions about customer acceptance, overall market penetration and competition from providers of alternative products and services;

•	our actual funding requirements; and

•	availability, terms and deployment of capital.

Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Invitrogen Corporation

Offer to Exchange

2.0% Convertible Senior Notes due 2023

and an Exchange Fee

and

Offer to Exchange

1.5% Convertible Senior Notes due 2024

and an Exchange Fee

The exchange agent for the exchange offer is:

U.S. Bank National Association

By mail, overnight mail, courier or hand: U.S. Bank National Association West Side Flats Operations Center 60 Livingston Avenue St. Paul, MN 55107 Attn: Specialized Finance	By facsimile: (651) 495-8158 Attention: Specialized Finance Confirm by receipt of facsimile only: (651) 495-4738

For information:

(213) 615-6043

Questions, requests for assistance and requests for additional copies of this prospectus and the related letter of transmittal maybe directed to the information agent or the dealer manager at each of their addresses set forth below:

The information agent for the exchange offer is:

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (call collect)
or
(800) 322-2885 (toll free)

The dealer manager for the exchange offer is:

Banc of America Securities LLC
Equity-Linked Liability Management
9 West 57th Street
New York, NY 10019
(212) 933-2200 (call collect)
or
(888) 583-8900 x2200 (toll free)

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representation as to matters not stated in the prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (DGCL) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). The registrant’s Restated Certificate of Incorporation provides that the registrant will indemnify its directors and officers to the fullest extent permitted by law and that directors shall not be liable for monetary damages to the registrant or its stockholders for breach of fiduciary duty, except to the extent that the DGCL prohibits elimination or limitation of such liability.

The registrant’s Restated Certificate of Incorporation provides that no director of the registrant will be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or to its stockholders, (ii) for acts or omissions not made in good faith or involving intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derives an improper personal benefit. In addition, the registrant’s Amended and Restated By-laws provide that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the registrant will be indemnified to the fullest extent permitted by the DGCL.

The registrant has entered into agreements with each of its executive officers and directors under which the registrant has agreed to indemnify each of them against expenses and losses incurred for claims brought against them by reason of their being an officer or director of the registrant. There is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought, nor is the registrant aware of any pending or threatened litigation that may result in claims for indemnification by any director or executive officer.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NUMBER	DESCRIPTION
1.1	Dealer Manager Agreement dated November 9, 2004 between Invitrogen and Banc of America Securities LLC *

4.1

Indenture for Existing 2% Notes dated August 1, 2003 between Invitrogen and U.S. Bank National Association and Table of Contents of Indenture, including Cross-Reference Table to the Trust Indenture Act of 1939 and including form of Existing 2% Note as an exhibit *

4.2

Indenture for Existing 1.5% Notes dated February 19, 2004 between Invitrogen and U.S. Bank National Association and Table of Contents of Indenture, including Cross-Reference Table to the Trust Indenture Act of 1939 and including form of Existing 1.5% Note as an exhibit *

4.3

Form of Indenture for New 2.0% Notes between Invitrogen and U.S. Bank National Association and Table of Contents of Indenture, including Cross-Reference Table to the Trust Indenture Act of 1939 and including form of New 2.0% Note as an exhibit

4.4

Form of Indenture for New 1.5% Notes between Invitrogen and U.S. Bank National Association and Table of Contents of Indenture, including Cross-Reference Table to the Trust Indenture Act of 1939 and including form of New 1.5% Note as an exhibit

4.5	Restated Certificate of Incorporation of Invitrogen, dated October 20, 2003 *

4.6	Certificate of Correction to the Restated Certificate of Incorporation of Invitrogen, dated February 18, 2004 *

EXHIBIT NUMBER	DESCRIPTION

4.7	Amended and Restated Bylaws of Invitrogen*

4.8	Specimen Common Stock Certificate*

5.1	Opinion of Fulbright & Jaworski L.L.P. as to the legality of the New Notes

5.2	Opinion of Gray Cary Ware & Freidenrich LLP as to the legality of the shares

12.1	Calculation of Ratio of Earnings to Fixed Charges*

23.1	Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1)

23.2	Consent of Gray Cary Ware & Freidenrich LLP (contained in Exhibit 5.2)

23.3	Consent of Ernst & Young LLP

23.4	Consent of PricewaterhouseCoopers LLP, independent accountants

23.5	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.6	Notice Regarding Consent of Arthur Andersen, LLP, independent auditors*

24.1	Power of Attorney*

25.1	Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, with respect to the New 2.0% Notes*

25.2	Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, with respect to the New 1.5% Notes*

99.1	Form of Letter of Transmittal*

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*

99.3	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*

99.4	Form of Notice of Guaranteed Delivery*

*	Previously filed with the Company’s Registration Statement on Form S-4, file number 333-120330, filed November 9, 2004.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of an included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California on November 23, 2004.

INVITROGEN CORPORATION

By:	/s/ DAVID F. HOFFMEISTER
David F. Hoffmeister Chief Financial Officer (Principal Financial Officer and authorized signatory)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
GREGORY T. LUCIER* Gregory T. Lucier	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	November 23, 2004

/s/ DAVID F. HOFFMEISTER David F. Hoffmeister	Chief Financial Officer (Principal Financial Officer)	November 23, 2004

JOHN M. RADAK* John M. Radak	Vice President, Finance (Principal Accounting Officer)	November 23, 2004

RAYMOND V. DITTAMORE* Raymond V. Dittamore	Director	November 23, 2004

JAMES R. GLYNN* James R. Glynn	Director	November 23, 2004

DONALD W. GRIMM* Donald W. Grimm	Director	November 23, 2004

BALAKRISHNAN S. IYER* Balakrishnan S. Iyer	Director	November 23, 2004

BRADLEY G. LORIMIER* Bradley G. Lorimier	Director	November 23, 2004

RONALD A. MATRICARIA* Ronald A. Matricaria	Director	November 23, 2004

JAY M. SHORT, PH.D* Jay M. Short, Ph.D.	Director	November 23, 2004

David C. U’Prichard, Ph.D.	Director

*By:	/s/ DAVID F. HOFFMEISTER	November 23, 2004
David F. Hoffmeister Attorney-in-fact

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

1.1	Dealer Manager Agreement dated November 9, 2004 between Invitrogen and Banc of America Securities LLC*

4.1

Indenture for Existing 2% Notes dated August 1, 2003 between Invitrogen and U.S. Bank National Association and Table of Contents of Indenture, including Cross-Reference Table to the Trust Indenture Act of 1939 and including form of Existing 2% Note as an exhibit*

4.2

Indenture for Existing 1.5% Notes dated February 19, 2004 between Invitrogen and U.S. Bank National Association and Table of Contents of Indenture, including Cross-Reference Table to the Trust Indenture Act of 1939 and including form of Existing 1.5% Note as an exhibit*

4.3

Form of Indenture for New 2.0% Notes between Invitrogen and U.S. Bank National Association and Table of Contents of Indenture, including Cross-Reference Table to the Trust Indenture Act of 1939 and including form of New 2.0% Note as an exhibit

4.4

Form of Indenture for New 1.5% Notes between Invitrogen and U.S. Bank National Association and Table of Contents of Indenture, including Cross-Reference Table to the Trust Indenture Act of 1939 and including form of New 1.5% Note as an exhibit

4.5	Restated Certificate of Incorporation of Invitrogen, dated October 20, 2003*

4.6	Certificate of Correction to the Restated Certificate of Incorporation of Invitrogen, dated February 18, 2004*

4.7	Amended and Restated Bylaws of Invitrogen*

4.8	Specimen Common Stock Certificate*

5.1	Opinion of Fulbright & Jaworski L.L.P. as to the legality of the New Notes

5.2	Opinion of Gray Cary Ware & Freidenrich LLP as to the legality of the shares

12.1	Calculation of Ratio of Earnings to Fixed Charges*

23.1	Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1)

23.2	Consent of Gray Cary Ware & Freidenrich LLP (contained in Exhibit 5.2)

23.3	Consent of Ernst & Young LLP

23.4	Consent of PricewaterhouseCoopers LLP, independent accountants

23.5	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.6	Notice Regarding Consent of Arthur Andersen, LLP, independent auditors*

24.1	Power of Attorney*

25.1	Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, with respect to the New 2.0% Notes*

25.2	Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, with respect to the New 1.5% Notes*

99.1	Form of Letter of Transmittal*

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*

99.3	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*

99.4	Form of Notice of Guaranteed Delivery*

*	Previously filed with the Company’s Registration Statement on Form S-4, file number 333-120330, filed on November 9, 2004.

2